Exhibit 10.1

CREDIT AGREEMENT

Dated as of August 12, 2003

among

BIORELIANCE CORPORATION

and

BIORELIANCE (GLASGOW) LTD.,
as Borrowers,

THE SUBSIDIARIES OF BIORELIANCE CORPORATION IDENTIFIED HEREIN,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Security Trustee and L/C Issuer

and

THE LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	26
1.03	Accounting Terms	27
1.04	Rounding	27
1.05	References to Agreements and Laws	28
1.06	Times of Day	28
1.07	Letter of Credit Amounts	28
1.08	Exchange Rates; Currency Equivalents	28
1.09	Additional Alternative Currencies	28
1.10	Redenomination of Certain Alternative Currencies	29
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		29
2.01	Revolving Loans and Term Loans	29
2.02	Borrowings, Conversions and Continuations of Loans	30
2.03	Letters of Credit	31
2.04	Prepayments	37
2.05	Termination or Reduction of Commitments	39
2.06	Repayment of Loans	40
2.07	Interest	41
2.08	Fees	41
2.09	Computation of Interest and Fees	42
2.10	Evidence of Debt	43
2.11	Payments Generally	43
2.12	Sharing of Payments	45
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		45
3.01	Taxes	45
3.02	Illegality	46
3.03	Inability to Determine Rates	47
3.04	Increased Cost and Reduced Return; Capital Adequacy	47
3.05	Funding Losses	48
3.06	Matters Applicable to all Requests for Compensation	48
3.07	Survival	48
ARTICLE IV GUARANTY		49
4.01	The Guaranty	49
4.02	Obligations Unconditional	50
4.03	Reinstatement	51
4.04	Certain Additional Waivers	52
4.05	Remedies	52
4.06	Rights of Contribution	53
4.07	Guarantee of Payment; Continuing Guarantee	55
4.08	Limitation on Guaranties of German Credit Parties	55
ARTICLE V CONDITIONS PRECEDENT		57
5.01	Conditions Precedent to Closing	57
5.02	Conditions Precedent to the Initial Credit Extensions	58
5.03	Conditions Precedent to all Credit Extensions	62
ARTICLE VI REPRESENTATIONS AND WARRANTIES		63
6.01	Existence, Qualification and Power	63

i

6.02	Authorization; No Contravention	63
6.03	Governmental Authorization; Other Consents	63
6.04	Binding Effect	64
6.05	Financial Statements	64
6.06	No Material Adverse Effect	64
6.07	Litigation	64
6.08	No Default	65
6.09	Ownership of Property; Liens	65
6.10	Environmental Compliance	65
6.11	Insurance	66
6.12	Taxes	66
6.13	ERISA Compliance	66
6.14	Subsidiaries	67
6.15	Margin Regulations; Investment Company Act; PUHCA; Treasury Regulations	67
6.16	Disclosure	67
6.17	Compliance with Laws	68
6.18	Intellectual Property; Licenses, Etc.	68
6.19	Business Locations	68
6.20	Solvency	68
6.21	Brokers’ Fees	68
6.22	Labor Matters	68
6.23	Security Agreements	69
6.24	Pledge Agreements	69
6.25	Mortgages	69
ARTICLE VII AFFIRMATIVE COVENANTS		70
7.01	Financial Statements	70
7.02	Certificates; Other Information	71
7.03	Notices	72
7.04	Payment of Taxes	73
7.05	Preservation of Existence, Etc.	73
7.06	Maintenance of Properties	73
7.07	Maintenance of Insurance	73
7.08	Compliance with Laws	74
7.09	Books and Records	74
7.10	Inspection Rights	74
7.11	Use of Proceeds	75
7.12	Guarantors	75
7.13	Pledged Capital Stock	76
7.14	Pledged Assets	77
7.15	ERISA Compliance	78
7.16	Interest Rate Protection Agreements	78
7.17	Landlord Waivers and Assignations	78
7.18	Post-Funding Deliveries	78
ARTICLE VIII NEGATIVE COVENANTS		80
8.01	Liens	80
8.02	Investments	82
8.03	Indebtedness	82
8.04	Fundamental Changes	84
8.05	Dispositions	84
8.06	Restricted Payments	85
8.07	Change in Nature of Business	85

8.08	Transactions with Affiliates and Insiders	86
8.09	Prepayment of Other Funded Debt	86
8.10	No Further Negative Pledges	86
8.11	Margin Stock	86
8.12	Financial Covenants	86
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	87
8.14	Ownership of Subsidiaries	87
8.15	Sale and Leaseback Transactions	87
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		88
9.01	Events of Default	88
9.02	Remedies Upon Event of Default	90
9.03	Application of Funds	90
ARTICLE X ADMINISTRATIVE AGENT, SECURITY TRUSTEE AND L/C ISSUER		92
10.01	Appointment and Authorization	92
10.02	Delegation of Duties	92
10.03	Liability	93
10.04	Reliance	93
10.05	Notice of Default	93
10.06	Credit Decision; Disclosure of Information	94
10.07	Indemnification	94
10.08	Individual Capacity	94
10.09	Successors	95
10.10	Administrative Agent May File Proofs of Claim	95
10.11	Collateral and Guaranty Matters	96
10.12	Security Trust Provisions	97
10.13	Other Agents; Arrangers and Managers	97
ARTICLE XI MISCELLANEOUS		97
11.01	Amendments, Etc.	97
11.02	Notices and Other Communications; Facsimile Copies	99
11.03	No Waiver; Cumulative Remedies	100
11.04	Attorney Costs, Expenses and Taxes	100
11.05	Indemnification by the Borrowers	100
11.06	Payments Set Aside	101
11.07	Successors and Assigns	101
11.08	Confidentiality	104
11.09	Set-off	105
11.10	Interest Rate Limitation	105
11.11	Counterparts	106
11.12	Integration	106
11.13	Survival of Representations and Warranties	106
11.14	Severability	106
11.15	Tax Forms	106
11.16	Source of Funds	109
11.17	Governing Law	109
11.18	Waiver of Right to Trial by Jury	110
11.19	Judgment Currency	110
11.20	Parallel Debt	110
11.21	Nature of Obligations of the Borrowers	111

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
2.07	Mandatory Cost Rate
6.11	Insurance
6.14	Subsidiaries
6.18	IP Rights
6.19(a)	Locations of Real Property
6.19(b)	Locations of Tangible Personal Property
6.19(c)	Chief Executive Office Locations
6.22	Labor Matters
8.01(c)	Liens Existing on the Initial Funding Date
8.01(o)	Cash Collateralized Letters of Credit
8.02	Investments Existing on the Initial Funding Date
8.03	Indebtedness Existing on the Initial Funding Date
8.04	Fundamental Changes
10.12	Security Trust Provisions
11.02	Eurocurrency and Domestic Lending Offices; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Revolving Note
B-2	Form of Term Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Joinder Agreement

CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of August 12, 2003 among BIORELIANCE CORPORATION, a Delaware corporation (“BioReliance”), BIORELIANCE (GLASGOW) LTD., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified herein, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Security Trustee and L/C Issuer.

     WHEREAS, the Borrowers and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

     WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     1.01     Defined Terms.

     As used in this Credit Agreement, the following terms shall have the meanings provided below:

     “Acquisition,” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

     “Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

     “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the Security Trustee, together with its Affiliates, and including in each case the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Aggregate Domestic Term Loan Commitments” means the Domestic Term Loan Commitments of all the Lenders. The initial amount of the Aggregate Domestic Term Loan Commitments in effect on the Closing Date is THIRTY-FIVE MILLION DOLLARS ($35,000,000).

     “Aggregate Foreign Term Loan Commitments” means the Foreign Term Loan Commitments of all the Lenders. The initial amount of the Aggregate Foreign Term Loan Commitments in effect on the Closing Date is TEN MILLION DOLLARS ($10,000,000).

     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIFTEEN MILLION DOLLARS ($15,000,000).

     “Alternative Currency” means each of British Pounds Sterling, Euros and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and that is approved by all the Lenders in accordance with Section 1.09.

     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

     “Alternative Currency Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) FIVE MILLION DOLLARS ($5,000,000). The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     “Applicable Currency” means Dollars or an Alternative Currency, as applicable.

     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

			Letters of Credit
	Consolidated	Commitment	and
Pricing Level	Leverage Ratio	Fee	Eurocurrency Loans	Base Rate Loans

1	< 1.0:1.0	0.375%	2.50%	1.00%
2	> 1.0:1.0 but < 1.5:1.0	0.375%	2.75%	1.25%
3	> 1.5:1.0 but < 2.0:1.0	0.50%	3.00%	1.50%
4	> 2.0:1.0	0.50%	3.50%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective no later than the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the date no later than the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal period ending December 31, 2003 shall be determined based upon Pricing Level 4.

     “Applicable Time” means, with respect to any borrowings and payments in (a) British Pounds Sterling or Euros, 12:00 noon (London time) and (b) all other Alternative Currencies, the local times in the place of settlement for such Alternative Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

     “Approved Fund” has the meaning provided in Section 11.07(h).

     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

     “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Initial Funding Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

     “Bank of America” means Bank of America, N.A. and its successors.

     “Bank of Scotland” means the Governor and Company of the Bank of Scotland and its successors.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “BioReliance Financial Statements” has the meaning provided in Section 5.02(e)(i).

     “Borrowers” has the meaning provided in the introductory paragraph hereto.

     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Loans, in the same currency and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

     “BPG Property” means the Property located at 9920 Medical Center Drive, Rockville, Maryland 20850-3447.

     “British Pounds Sterling” means the lawful currency of the United Kingdom.

     “BUKH” means BioReliance UK Holdings, Ltd., a Scottish private limited company and Wholly Owned Subsidiary of BioReliance Acquisitions, Inc.

     “BUKS” means BioReliance Ltd., a Scottish private limited company and Wholly Owned Subsidiary of BUKH.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Eurocurrency Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency or (b) if such day relates to any Eurocurrency Loan denominated in Euro, means a TARGET Day.

     “Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Group at such time.

     “Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

     “Capital Stock” means (i) in the case of a corporation, association or business entity, capital stock or any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (ii) in the case of a partnership, partnership interests (whether general or limited), (iii) in the case of a limited liability company, membership interests and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Collateralize” has the meaning provided in Section 2.03(g).

     “Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

     “Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% more of the Voting Stock of BioReliance on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than any such person or group beneficially owns as of the Closing Date; or

(b) during any period of twenty-four consecutive months, a majority of the members of the board of directors or other equivalent governing body of BioReliance cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

     “Closing Date” means the date hereof.

     “Clydesdale” means Clydesdale Bank Public Limited Company and its successors.

     “Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

     “Collateral Documents” means a collective reference to the Domestic Security Agreement, the Foreign Security Agreement, the Domestic Pledge Agreement, the Foreign Pledge Agreement, the Mortgages and such other security documents as may be executed and delivered by any of the Credit Parties in connection with the attachment and perfection of the security interests and liens arising hereunder or pursuant to the terms of Section 7.12 and 7.13 in favor of the Administrative Agent or the Security Trustee.

     “Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Domestic Term Loan Commitment of such Lender and/or the Foreign Term Loan Commitment of such Lender.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

     “Confidential Information” has the meaning provided in Section 11.08.

     “Consolidated Capital Expenditures” means, for any period, for the Consolidated Group on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any disposition of fixed or capital assets not prohibited hereunder or any Involuntary Disposition, in each case to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such disposition of fixed or capital assets or Involuntary Disposition.

     “Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes, (iii) depreciation and amortization and (iv) non-cash expense for stock options, if any, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated EBITDAR” means, for any period for the Consolidated Group, the sum of (a) Consolidated EBITDA, plus (b) rent and lease expense, in each case determined on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, the ratio of (a) the sum of (i) Consolidated EBITDAR, minus (ii) cash taxes paid, minus (iii) Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

     “Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) the cash portion of Consolidated Interest Expense, plus (b) rent and lease expense, plus (c) Consolidated Scheduled Funded Debt Payments, plus (d) dividends and other distributions paid on the Capital Stock of the Borrower, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Funded Debt” means Funded Debt of the Consolidated Group on a consolidated basis determined in accordance with GAAP, but excluding, for purposes hereof, Funded Debt related to the loan notes and related Support Obligations described in Section 8.03(k) to the extent such Funded Debt is secured by cash collateral.

     “Consolidated Group” means BioReliance and its Subsidiaries.

     “Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

     “Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of Consolidated Funded Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

     “Consolidated Net Income” means, for any period, for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group (excluding extraordinary gains and extraordinary losses) for that period.

     “Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Consolidated Group as of that date determined in accordance with GAAP.

     “Consolidated Scheduled Funded Debt Payments” means for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments made during the applicable period, (b) shall be deemed to include the principal component of scheduled payments of Attributable Indebtedness in respect of Capital Leases and Synthetic Leases and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.

     “Consolidated Working Capital” means, at any time, the excess of (i) current assets of the Consolidated Group on a consolidated basis at such time over (ii) current liabilities of the Consolidated Group on a consolidated basis at such time, all as determined in accordance in GAAP.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” has the meaning provided in the definition of “Affiliate.”

     “Corresponding Debt” has the meaning provided in Section 11.20(b).

     “Credit Agreement” means this Credit Agreement, as amended, modified, supplemented and extended from time to time.

     “Credit Documents” means this Credit Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement, the Collateral Documents, each Request for Credit Extension, each Compliance Certificate, the Fee Letter and each other document, instrument or agreement from time to time executed by any member of the Consolidated Group or any Responsible Officer thereof in favor of the Administrative Agent, the Security Trustee, the L/C Issuer or a Lender and required to be delivered in connection with this Credit Agreement.

     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

     “Credit Parties” means, collectively, BioReliance, the Foreign Borrower and each Guarantor.

     “Debt Issuance” means the issuance by any member of the Consolidated Group of any Indebtedness other than Indebtedness permitted under Section 8.03.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any member of the Consolidated Group (including the sale of Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollar” and “$” mean the lawful currency of the United States.

     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

     “Domestic Credit Party” means BioReliance and any Credit Party that is a Domestic Subsidiary.

     “Domestic Guarantor” means each Domestic Subsidiary of BioReliance and each other Person that joins as a Domestic Guarantor of the Obligations pursuant to Section 7.12, together with their respective successors and permitted assigns (except as otherwise provided hereunder).

     “Domestic Pledge Agreement” means the pledge agreement dated as of the Initial Funding Date executed in favor of the Administrative Agent by BioReliance and each of the Domestic Guarantors, as amended, modified, restated or supplemented from time to time.

     “Domestic Security Agreement” means the security agreement dated as of the Initial Funding Date executed in favor of the Administrative Agent by BioReliance and each of the Domestic Guarantors, as amended, modified, restated or supplemented from time to time.

     “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

     “Domestic Term Loan” has the meaning provided in Section 2.01(b)(i).

     “Domestic Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Domestic Term Loan to BioReliance on the Initial Funding Date pursuant to Section 2.01(b)(i), in the aggregate principal amount of such Lender’s Pro Rata Share of the Aggregate Domestic Term Loan Commitment on such date, as set forth on Schedule 2.01.

     “Domestic Term Note” has the meaning provided in Section 2.10.

     “Eligible Assignee” has the meaning provided in Section 11.07(h).

     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

     “Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of BioReliance, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated

Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with BioReliance within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by BioReliance or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by BioReliance or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or any other liability assessed but not yet delinquent, upon BioReliance or any ERISA Affiliate.

     “Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

     “Eurocurrency Base Rate” means, for any Interest Period with respect to any Eurocurrency Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of

America’s London Branch or London Affiliate to major banks in the offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

     “Eurocurrency Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

     “Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Base Rate for such Eurocurrency Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Loan for such Interest Period.

     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

     “Event of Default” has the meaning provided in Section 9.01.

     “Excess Cash Flow” means, for any period for the Consolidated Group, an amount equal to the sum of (a) Consolidated EBITDA, minus (b) Consolidated Capital Expenditures paid in cash, minus (c) the cash portion of Consolidated Interest Expense, minus (d) cash taxes paid, minus (e) Consolidated Scheduled Funded Debt Payments, minus (f) the amount of any voluntary prepayments made on the Term Loans during such fiscal year, minus (g) increases in Consolidated Working Capital, plus (h) decreases in Consolidated Working Capital, minus (i) the amount of voluntary prepayments made on the Revolving Loans to the extent accompanied by a permanent reduction of the Aggregate Revolving Commitments, in each case on a consolidated basis determined in accordance with GAAP.

     “Excluded Property” means:

(a) with respect to any Domestic Credit Party, including any Person that becomes a Domestic Credit Party after the Closing Date as contemplated by Section 7.12, (i) unless reasonably requested by the Administrative Agent or the Required Lenders on thirty days prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the UCC or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (ii) unless reasonably requested by the Administrative Agent or the Required Lenders on thirty days prior written notice, any leasehold interests, (iii) the BPG Property, (iv) any Property that, subject to the terms of Section 8.10, is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property and (v) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); and

(b) with respect any Foreign Credit Party, including any Person that becomes a Foreign Credit Party after the Closing Date as contemplated by Section 5.02 or 7.12, except as expressly provided below, (i) any Property that, subject to the terms of Section 8.10, is subject to a Lien of the type described in Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property, (ii) any Property that is subject to a Lien of the type described in Section 8.01(m) or (n), (iii) unless reasonably requested by the Administrative Agent or the Required Lenders on sixty days prior written notice, any leasehold interests (other than leasehold interests with respect to Property located in Germany), (iv) any leasehold interest with respect to Property located in Germany, (v) receivables not governed by German law or otherwise not assignable as a matter of German law that are due to any member of the Consolidated Group formed or incorporated under the laws of Germany (but excluding any such receivable due to any such member of the Consolidated Group from another Credit Party) in an aggregate amount not to exceed €2,000,000, (vi) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (vii) any other Property for which the expense of perfecting a security interest therein under applicable law is excessive given the value of such Property, in the reasonable judgment of the Administrative Agent and the Required Lenders; provided that any floating charge pursuant to Collateral Documents governed by Scottish law will apply to all Property otherwise excluded pursuant to this subsection (b) except Property that is subject to a Lien of the type described in Section 8.01(m).

     “Existing Letters of Credit” means each of those standby letters of credit set forth on Schedule 2.03.

     “Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by BioReliance or any Subsidiary.

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” means the letter agreement dated June 20, 2003 among BioReliance, the Administrative Agent and the Arranger.

     “Finance Party” means each Lender, each Affiliate of a Lender that enters into a Swap Contract with a Credit Party, the L/C Issuer, the Administrative Agent and the Security Trustee.

     “First-Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by BioReliance or a Domestic Guarantor.

     “Foreign Borrower” has the meaning provided in the introductory paragraph hereto.

     “Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

     “Foreign Guarantors” means each Foreign Subsidiary identified as a “Foreign Guarantor” on the signature pages hereto and each other Person that joins as a Foreign Guarantor pursuant to Section 7.12, together with their respective successors and permitted assigns (except as otherwise provided hereunder).

     “Foreign Lender” has the meaning provided in Section 11.15(a)(i).

     “Foreign Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Foreign Borrower and any Foreign Guarantor arising under any Credit Document or otherwise with respect to the Foreign Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Foreign Borrower or any Foreign Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Foreign Pledge Agreement” means any pledge agreement or similar document entered into by the Foreign Borrower or any Foreign Guarantor in favor of the Administrative Agent or Security Trustee, in accordance with the terms hereof, to secure the obligations of such Person under the Credit Documents, as amended, modified, restated or supplemented from time to time.

     “Foreign Security Agreement” means any security agreement or similar document entered into by the Foreign Borrower or any Foreign Guarantor in favor of the Administrative Agent or Security Trustee, in accordance with the terms hereof, to secure the obligations of such Person under the Credit Documents, as amended, modified, restated or supplemented from time to time.

     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “Foreign Term Loan” has the meaning provided in Section 2.01(b)(ii).

     “Foreign Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Foreign Term Loan to the Foreign Borrower on the Initial Funding Date pursuant to Section 2.01(b)(ii), in the aggregate principal amount of such Lender’s Pro Rata Share of the Aggregate Foreign Term Loan Commitment on such date, as set forth on Schedule 2.01.

     “Foreign Term Note” has the meaning provided in Section 2.10.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fund” has the meaning provided in Section 11.07(h).

     “Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements), in each case to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributed Indebtedness of Capital Leases and Synthetic Leases;

(e) the Attributed Indebtedness of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person;

(f) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase price obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

     “Glasgow Mortgage” means the Mortgage given by Q-One in favor of the Security Trustee with respect to Unit 5, Todd Campus, West of Scotland Science Park, Glasgow.

     “Governmental Authority” means any nation or government, any federal, state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “German Guarantor” has the meaning provided in Section 4.08(a).

     “German Guaranty” has the meaning provided in Section 4.08(a).

     “German Credit Party” means a Foreign Credit Party incorporated or established under the laws of Germany.

     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

     “Guarantors” means a collective reference to (a) in its capacity as a guarantor of the Foreign Obligations, BioReliance, (b) the Domestic Guarantors and (c) the Foreign Guarantors.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Honor Date” has the meaning provided in Section 2.03(c)(i).

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements), in each case to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on the Swap Termination Value in the case of net obligations under Swap Contracts under clause (c).

     “Indemnified Liabilities” has the meaning provided in Section 11.05.

     “Indemnitees” has the meaning provided in Section 11.05.

     “Initial Funding Date” means the date of the initial Credit Extensions pursuant to Sections 5.02 and 5.03.

     “Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and (i) if such Loan is a Revolving Loan, the Revolving Loan Maturity Date and (ii) if such Loan is a Term Loan, the Term Loan Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and (i) if such Loan is a Revolving Loan, the Revolving Loan Maturity Date and (ii) if such Loan is a Term Loan, the Term Loan Maturity Date; provided that in the case of both clauses (a) and (b) above, the first Interest Payment Date with respect to the Foreign Borrower shall be the first such date to occur not less than six months after the Initial Funding Date.

     “Interest Period” means, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to Revolving Loans shall extend beyond the Revolving Loan Maturity Date; and

(d) no Interest Period with respect to Term Loans shall extend beyond the Term Loan Maturity Date.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person (including, without limitation, in connection with any joint venture permitted hereunder), (b) a loan, advance or capital contribution to, Support Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of BioReliance or any Subsidiary.

     “IP Rights” has the meaning provided in Section 6.18.

     “IRS” means the United States Internal Revenue Service.

     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E (or such other form satisfactory to the Administrative Agent) executed and delivered in connection with the joinder of any Person as a Credit Party.

     “Knowledge” means the actual knowledge of a Responsible Officer.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

     “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their respective successors and assigns and, as the context requires, includes the L/C Issuer.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

     “Letter of Credit” means (a) each Existing Letter of Credit and (b) any standby letter of credit issued hereunder.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

     “Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

     “Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) FIVE MILLION DOLLARS ($5,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or Term Loan.

     “Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, the Borrowing of the Domestic Term Loan or the Borrowing of the Foreign Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 2.07.

     “Mandatory Cost Reference Lender” mean Bank of America.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of BioReliance or the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any material Credit Document to which it is a party; or (c) a material adverse effect upon the validity or enforceability against any Credit Party of any material Credit Document to which it is a party.

     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

     “Mortgaged Property” means each real property set forth on Schedule 6.19(a) (other than Excluded Property) and each other real property that is, or pursuant to the terms hereof, becomes, the subject of a Mortgage.

     “Mortgages” means (a) the Glasgow Mortgage and (b) each other mortgage, deed of trust, security deed or like instrument, if any, given by the Credit Parties, as grantors, to the Administrative Agent or the Security Trustee to secure any of the obligations hereunder, and any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which BioReliance or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Involuntary Disposition, Equity Transaction or Debt Issuance, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts), (b) estimated taxes paid or payable as a result thereof and (c) amounts applied to the repayment of Indebtedness secured by a Lien permitted hereunder on the asset disposed of (other than a Lien pursuant to a Collateral Document). For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents consisting of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, but only as and when received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Involuntary Disposition, Equity Transaction or Debt Issuance.

     “Notes” means the Revolving Notes and/or the Term Notes, as appropriate.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party (including the Foreign Obligations) arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or, with respect to any non-U.S. jurisdiction, equivalent or comparable documents reasonably acceptable to the Administrative Agent); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or, with respect to any non-U.S. jurisdiction, equivalent or comparable documents reasonably acceptable to the Administrative Agent); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or, with respect to any non-U.S. jurisdiction, equivalent or comparable documents reasonably acceptable to the Administrative Agent).

     “Other Taxes” has the meaning provided in Section 3.01(b).

     “Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America located in the applicable interbank market for such currency to major banks in such interbank market.

     “Parallel Debt” has the meaning provided in Section 11.20(b).

     “Participant” has the meaning provided in Section 11.07(d).

     “Participating Member State” means each state so described in any EMU Legislation.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by BioReliance or any ERISA Affiliate or to which BioReliance or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     “Permitted Acquisitions” means any Acquisition (other than the Transaction) by BioReliance or any other Credit Party, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is in the same or a similar line of business (or a business useful to such line of business) as the Consolidated Group were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (ii) the Administrative Agent shall have received all Joinder Agreements and such other documents required to be delivered by the terms of Section 7.12 and all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.13, (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) BioReliance shall have delivered to the Administrative Agent a compliance certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Consolidated Leverage Ratio is less than 2.2:1.0 as of the most recent fiscal quarter end of BioReliance, (v) no Default or Event of Default shall exist before or after giving effect thereto, (vi) the Credit Parties shall be in compliance with the financial covenants in Section 8.12 hereof after giving effect thereto, (vii) the representations and warranties made by the Credit Parties in any Credit Document shall be true and complete in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (viii) the cash consideration paid by the Credit Parties (A) for any single Acquisition transaction (or series of related Acquisition transactions) (other than the Transaction), shall not exceed $10,000,000 and (B) for all Acquisitions (other than the Transaction) during the term of this Credit Agreement, shall not exceed $15,000,000 in the aggregate and (ix) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments) paid by the Credit Parties (A) for any single Acquisition transaction (or series of related Acquisition transactions) (other than the Transaction), shall not exceed $15,000,000 and (B) for all Acquisitions (other than the Transaction) during the term of this Credit Agreement, shall not exceed $30,000,000 in the aggregate.

     “Permitted Investments” means, at any time, Investments by the Consolidated Group permitted to exist at such time pursuant to the terms of Section 8.02.

     “Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Group permitted to exist at such time pursuant to the terms of Section 8.01.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by BioReliance or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, by any ERISA Affiliate.

     “Pledge Agreements” means a collective reference to the Domestic Pledge Agreement and the Foreign Pledge Agreements.

     “Pro Forma Balance Sheet” has the meaning provided in Section 5.01(c)(iii).

     “Pro Forma Basis” means, with respect to any of the following transactions, for purposes of determining the applicable pricing level under the definition of “Applicable Rate” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof, and (ii) Indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition (including the Transaction), (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof, (ii) Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder) and (iii) a pro forma adjustment may be made in connection with the Transaction, in anticipation of costs savings to be realized in respect of executive compensation in the amount of $1,200,000 over the course of one year from the date of consummation of the Transaction, to be taken evenly on a quarter-by-quarter basis of $300,000 per quarter.

     “Pro Rata Share” means, as to each Lender at any time:

(a) with respect to Revolving Loans, L/C Obligations and participations therein, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the numerator shall be the Outstanding Amount of the Revolving Loans, L/C Obligations and participations therein of such Lender, and the denominator shall be the Outstanding Amount of the Revolving Loans, L/C Obligations and participations therein of all Lenders;

(b) with respect to the Domestic Term Loan, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of the Domestic Term Loan held by such Lender at such time and the denominator of which is the Outstanding Amount of the Domestic Term Loan at such time; and

(c) with respect to the Foreign Term Loan, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of the Foreign Term Loan held by such Lender at such time and the denominator of which is the Outstanding Amount of the Foreign Term Loan at such time.

The initial Pro Rata Share of each Lender with respect to the Aggregate Revolving Commitments, the Domestic Term Loan and the Foreign Term Loan is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

     “Purchase Agreement” means (a) the Share Purchase Agreement dated as of the date hereof among Gillian Margaret Lees and others, Margaret Parrot and others and Satron, as vendors, the Foreign Borrower, as purchaser, and BioReliance and (b) the Share Purchase Agreement dated as of the date hereof among Roslyn McLaughlin and others, as vendors, the Foreign Borrower, as purchaser, and BioReliance, in each case as amended and modified from time to time.

     “Q-One” means Q-One Biotech Group, Ltd., a Scottish private limited company.

     “Q-One Financial Statements” has the meaning provided in Section 5.02(e)(ii).

     “Quip Technology” means Quip Technology Limited, a Scottish private limited company.

     “Register” has the meaning provided in Section 11.07(c).

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

     “Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the Revolving Commitments and the outstanding Term Loans or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The Revolving Commitments of, and the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Responsible Officer” means the chief executive officer, president, chief financial officer or vice president of finance of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of BioReliance or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

     “Revaluation Date” means each of the following: (a) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.02 and (c) such additional dates as the Administrative Agent or the Required Lenders shall specify.

     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to BioReliance during the Availability Period pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Aggregate Revolving Commitments set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

     “Revolving Loan Maturity Date” means September 30, 2006.

     “Revolving Loans” has the meaning provided in Section 2.01(a).

     “Revolving Note” has the meaning provided in Section 2.10.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     “Sale and Leaseback Transaction” means, with respect to BioReliance or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby BioReliance or such Subsidiary shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

     “Satron” means Satron Management Services (Technology) Limited, a Scottish private limited company.

     “Satron Financial Statements” has the meaning provided in Section 5.02(e)(iii).

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which BioReliance or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or Affiliate of BioReliance.

     “Security Agreements” means a collective reference to the Domestic Security Agreement and the Foreign Security Agreements.

     “Security Trustee” means Bank of America (a) in its capacity as security trustee under any of the Collateral Documents executed and delivered by any Foreign Credit Party (other than a German Foreign Credit Party), or any successor security trustee and/or (b) in its capacity as security agent with regard to Collateral Documents executed and delivered by any German Credit Party, or any successor security agent.

     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Special Notice Currency” means any Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

     “Spot Rate” means, for a currency, the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange transaction is to be made.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of BioReliance.

     “Support Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

     “Taxes” has the meaning provided in Section 3.01(a).

     “Term Loan Maturity Date” means September 30, 2008.

     “Term Loans” means a collective reference to the Domestic Term Loan and the Foreign Term Loan.

     “Term Notes” means a collective reference to the Domestic Term Notes and the Foreign Term Notes.

     “Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

     “Transaction” means the Acquisition by BioReliance of the Capital Stock of Q-One and Satron.

     “Transaction Documents” means the Purchase Agreement and the other documents and agreements delivered in connection therewith (in each case including schedules and exhibits).

     “Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Loan.

     “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

     “UK GAAP” means generally accepted accounting principles in the United Kingdom, consistently applied.

     “U.K. Qualifying Lender” means a Lender that is beneficially entitled to interest payable in respect of an advance under a Credit Document and is (a) a Lender (i) that is a bank (as defined for the purpose of section 349 of the United Kingdom Taxes Act 1988) making an advance under a Credit Document or (ii) in respect of an advance made under a Credit Document by a Person that was a bank (as defined for the purpose of section 349 of the United Kingdom Taxes Act 1988) at the time such advance was made, and in either case is subject to United Kingdom corporation tax on any payments of interest made with respect to such advance; (b) a Lender that has delivered a U.K. Tax Confirmation to the Foreign Borrower and is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or (iii) a company that carries on a trade in the United Kingdom through a branch or agency and brings into account interest payable in respect of such advance in computing its chargeable profits (within the meaning of section 11(2) of the United Kingdom Taxes Act 1988); or (c) a U.K. Treaty Lender.

     “U.K. Taxes” has the meaning provided in Section 11.15(c).

     “U.K. Tax Confirmation” means confirmation by a Lender that the Person beneficially entitled to interest payable to such Lender in respect of an advance under a Credit Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or (c) a company that carries on a trade in the United Kingdom through a branch or agency and the interest payable in respect of such advance is taken into account in computing the chargeable profits of such company for the purposes of section 11(2) of the United Kingdom Taxes Act 1988.

     “U.K. Treaty Lender” means a Lender that (a) is treated as a resident of a U.K. Treaty State and (b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation is effectively connected.

     “U.K. Treaty State” means a jurisdiction party to an income tax treaty with the United Kingdom that makes provision for full exemption from tax imposed by the United Kingdom on interest.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

     “United States” and “U.S.” mean the United States of America.

     “Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

     “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     “Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by BioReliance directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by BioReliance (in each case other than directors’ qualifying shares and investments by foreign nationals mandated by applicable law).

     1.02     Other Interpretive Provisions.

     With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof

(ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

     1.03     Accounting Terms.

     (a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of BioReliance for the fiscal year ended December 31, 2002, except as otherwise specifically permitted herein.

     (b)       BioReliance will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either BioReliance or the Required Lenders shall so request, the Administrative Agent, the Lenders and BioReliance shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) BioReliance shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

     (c)       Notwithstanding the above or any provision herein to the contrary, determination of (i) the applicable pricing level under the definition of “Applicable Rate” and (ii) compliance with financial covenants shall be made on a Pro Forma Basis if relevant transactions have occurred.

     1.04     Rounding.

     Any financial ratios required to be maintained by BioReliance pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05     References to Agreements and Laws.

     Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06     Times of Day.

     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

     1.07     Letter of Credit Amounts.

     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

     1.08     Exchange Rates; Currency Equivalents.

     (a)       The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder, calculating financial covenants hereunder and as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

     (b)       Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, or a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent.

     1.09     Additional Alternative Currencies.

     BioReliance may from time to time request that Revolving Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender holding a Revolving Commitment thereof) not later than 12:00 noon twelve Business Days prior to the date of the desired Credit Extension. Each such Lender shall notify the Administrative Agent, not later than 12:00 noon ten Business Days after receipt of such request whether it consents, in its sole discretion, to making Revolving Loans in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Revolving Loans in such requested currency. If all the Lenders holding Revolving Commitments consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify BioReliance and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder.

     1.10 Redenomination of Certain Alternative Currencies.

     (a)       Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

     (b)       Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

     2.01     Revolving Loans and Term Loans.

     (a)       Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to BioReliance in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment, as set forth on Schedule 2.01; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Commitment and (iii) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, BioReliance may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). Revolving Loans may consist of Base Rate Loans or Eurocurrency Loans, as further provided herein.

     (b)       Term Loans.

(i) Domestic Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (the “Domestic Term Loan”) to BioReliance in Dollars on the Initial Funding Date in the principal amount of such Lender’s Domestic Term Loan Commitment, as set forth on Schedule 2.01; provided, however, that after giving effect to the Borrowing of the Domestic Term Loan, the Outstanding Amount of the Domestic Term Loan

shall not exceed the Aggregate Domestic Term Loan Commitments. Amounts repaid on the Domestic Term Loan may not be reborrowed. The Domestic Term Loan may consist of Base Rate Loans or Eurocurrency Loans, as further provided herein.

(ii) Foreign Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (the “Foreign Term Loan”) to the Foreign Borrower in Dollars on the Initial Funding Date in the principal amount of such Lender’s Foreign Term Loan Commitment, as set forth on Schedule 2.01; provided, however, that after giving effect to the Borrowing of the Foreign Term Loan, the Outstanding Amount of the Foreign Term Loan shall not exceed the Aggregate Foreign Term Loan Commitments. Amounts repaid on the Foreign Term Loan may not be reborrowed. The Foreign Term Loan may consist of Base Rate Loans or Eurocurrency Loans, as further provided herein.

     2.02     Borrowings, Conversions and Continuations of Loans.

     (a)       Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Loans denominated in Dollars or of any conversion of Eurocurrency Loans denominated in Dollars to Base Rate Loans, (ii) three Business Days (or five Business Days in the case of Special Notice Currencies) prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(d) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency and Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Revolving Loan or Domestic Term Loan in a Loan Notice, then such Loan shall be made as a Base Rate Loan. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the applicable Borrower fails to give a timely notice requesting a conversion or continuation of a Eurocurrency Loan, then such Eurocurrency Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, provided, however, that in the case of a failure to timely request a continuation of a Loan denominated in an Alternative Currency, such Loan shall be continued as a Eurocurrency Loan in its original currency with an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

     (b)       Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the Applicable Currency not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 (and, if such Borrowing is an initial Credit Extension, Sections 5.01 and 5.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to BioReliance as provided above.

     (c)       Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans without the consent of the Required Lenders, and the Required Lenders may demand that (i) any or all of the then-outstanding Eurocurrency Loans denominated in Dollars be converted to Base Rate Loans and (ii) any or all of the then-outstanding Eurocurrency Loans denominated in an Alternative Currency be converted to Dollar-denominated Base Rate Loans, in each case on the last day of the then-current Interest Period with respect thereto.

     (d)       The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify BioReliance and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e)       After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans and five Interest Periods in effect with respect to the Term Loans.

     2.03     Letters of Credit.

     (a)       The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Initial Funding Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or in an Alternative Currency for the account of any member of the Consolidated Group, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in the Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (1) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Revolving Commitment or (3) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of BioReliance to obtain Letters of Credit shall be fully revolving, and accordingly BioReliance may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless Lenders holding in the aggregate more than 50% of the Aggregate Revolving Commitments have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders holding Revolving Commitments have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $500,000, or is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Section 5.03 (or in the case of any requested issuance or amendment on or prior to the Initial Funding Date, Section 5.01 or 5.02) shall not then be satisfied.

     (b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of BioReliance delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of BioReliance. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from BioReliance and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of BioReliance or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share with respect to the Aggregate Revolving Commitments times the amount of such Letter of Credit.

(iii) If BioReliance so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, BioReliance shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of

Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or prior to the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that more than 50% of the Lenders holding Revolving Commitments have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or BioReliance that one or more of the applicable conditions specified in Section 5.03 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to BioReliance and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c)       Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify BioReliance and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), BioReliance shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars. If BioReliance fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, BioReliance shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.03 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) holding a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office for payments in Dollars in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to BioReliance in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.03 cannot be satisfied or for any other reason, BioReliance shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) The obligation of each Lender holding a Revolving Commitment to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, BioReliance or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each such Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.03 (other than delivery by BioReliance of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of BioReliance to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender holding a Revolving Commitment fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d)       Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any applicable Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from BioReliance or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender holding a Revolving Commitment shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     (e)       Obligations Absolute. The obligation of BioReliance to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that BioReliance may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, BioReliance.

     BioReliance shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of BioReliance or other irregularity, BioReliance will immediately notify the L/C Issuer. BioReliance shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f)       Role of L/C Issuer. Each Lender and BioReliance agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. BioReliance hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the pursuit by BioReliance of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, BioReliance may have a claim against the L/C Issuer, and the L/C Issuer may be liable to BioReliance, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by BioReliance that BioReliance proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

     (g)       Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, BioReliance shall immediately Cash Collateralize the then-Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. BioReliance hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders holding Revolving Commitments (or if such Commitments have been terminated, Total Revolving Outstandings), a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest-bearing deposit accounts at Bank of America.

     (h)       Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and BioReliance when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

     (i)       Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.04     Prepayments.

     (a)       Voluntary Prepayments of Revolving Loans and Term Loans. The Borrowers may, upon notice from the applicable Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Loans denominated in Dollars, (B) three Business Days (or five Business Days in the case of Eurocurrency Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any such prepayment of Eurocurrency Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (iv) any prepayment of the Term Loans shall be applied pro rata to the Domestic Term Loan and the Foreign Term Loan (and the amount of any such prepayment to the Domestic Term Loan shall be made by BioReliance), in each case to the remaining principal amortization payments of such Term Loan in inverse order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by either Borrower, such Borrower (or Borrowers, as applicable) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares of such Loans.

     (b)       Mandatory Prepayments of Loans.

(i) Revolving Commitments.

(A) If for any reason (including exchange rate fluctuations) the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, BioReliance shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that BioReliance shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(B) If for any reason (including exchange rate fluctuations) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit, BioReliance shall immediately prepay such Loans in an aggregate amount equal to such excess.

(ii) Dispositions and Involuntary Dispositions. BioReliance shall prepay the Revolving Loans and the Domestic Term Loan and Cash Collateralize the L/C Obligations, and the Foreign Borrower shall prepay the Foreign Term Loan, in each case as hereafter provided, in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions (other than intercompany transfers permitted under Section 8.05) and Involuntary Dispositions to the extent such Net Cash Proceeds exceed $200,000 in the aggregate in any fiscal year and are not reinvested (or subject to a binding agreement for such reinvestment) in the same or similar Property within 180 days of the date of such Disposition. Such prepayment shall be due immediately upon the expiration of such 180-day period.

(iii) Excess Cash Flow. Within ninety days after the end of each fiscal year, BioReliance shall prepay the Revolving Loans and the Domestic Term Loan and Cash Collateralize the L/C Obligations, and the Foreign Borrower shall prepay the Foreign Term Loan, in each case as hereafter provided, in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year.

(iv) Debt Issuances. Immediately upon receipt by the Borrowers or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, BioReliance shall prepay the Revolving Loans and the Domestic Term Loan and Cash Collateralize the L/C Obligations, and the Foreign Borrower shall prepay the Foreign Term Loan, in each case as hereafter provided, in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v) Equity Transactions. Immediately upon the receipt by the Borrowers or any Subsidiary of the Net Cash Proceeds of any Equity Transaction, BioReliance shall prepay the Revolving Loans and the Domestic Term Loan and Cash Collateralize the L/C Obligations, and the Foreign Borrower shall prepay the Foreign Term Loan, in each case as hereafter provided, in an aggregate amount equal to 50% of such Net Cash Proceeds.

     (c)       Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.04(b) shall be applied as follows:

(i) with respect to all amounts to be prepaid by BioReliance pursuant to Section 2.04(b)(i)(A), to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations;

(ii) with respect to all amounts to be prepaid by BioReliance pursuant to Section 2.04(b)(i)(B), to Revolving Loans denominated in Alternative Currencies; and

(iii) with respect to all amounts to be prepaid pursuant to Section 2.04(b)(ii), (iii), (iv), and (v), first, pro rata to the Term Loans (in each case to the remaining principal amortization payments in inverse order of maturity) and then, after repayment in full of the Term Loans, to Total Revolving Outstandings (first to the Revolving Loans and then to Cash Collateralize L/C Obligations); provided (A) the portion of such prepayment to be applied to the Revolving Loans, the Domestic Term Loan and Cash Collateralization of the L/C Obligations shall be prepaid by BioReliance, and the portion of such prepayment to be applied to the Foreign Term Loan shall be prepaid by the Foreign Borrower and (B) any prepayments required to be made to a Loan pursuant to Section 2.04(b)(ii), (iii), (iv), and (v) shall be made at the end of the Interest Period with respect to such Loan during which such prepayment becomes due.

     Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(c) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

     2.05     Termination or Reduction of Commitments.

     (a)       Optional Reductions. BioReliance may, upon notice to the Administrative Agent, terminate or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Total Revolving Outstandings; provided in each case that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

     (b)       Mandatory Reductions. Unless the Initial Funding Date shall have occurred on or prior to October 3, 2003, the Revolving Commitment, the Domestic Term Loan Commitment and the Foreign Term Loan Commitment of each Lender shall automatically terminate on such date.

     2.06     Repayment of Loans.

     (a)       Revolving Loans. The Borrowers shall repay to the Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

     (b)       Term Loans.

(i) BioReliance shall repay the outstanding principal amount of the Domestic Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.04), unless accelerated sooner pursuant to Section 9.02:

	Principal Amortization		Principal Amortization
Payment Dates	Payment	Payment Dates	Payment

December 31, 2003	$1,750,000.00	June 30, 2006	$1,750,000.00
March 31, 2004	$1,750,000.00	September 30, 2006	$1,750,000.00
June 30, 2004	$1,750,000.00	December 31, 2006	$1,750,000.00
September 30, 2004	$1,750,000.00	March 31, 2007	$1,750,000.00
December 31, 2004	$1,750,000.00	June 30, 2007	$1,750,000.00
March 31, 2005	$1,750,000.00	September 30, 2007	$1,750,000.00
June 30, 2005	$1,750,000.00	December 31, 2007	$1,750,000.00
September 30, 2005	$1,750,000.00	March 31, 2008	$1,750,000.00
December 31, 2005	$1,750,000.00	June 30, 2008	$1,750,000.00
March 31, 2006	$1,750,000.00	Term Loan Maturity Date	Outstanding Amount of the Domestic Term Loan

(ii) The Foreign Borrower shall repay the outstanding principal amount of the Foreign Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.04), unless accelerated sooner pursuant to Section 9.02:

	Principal Amortization		Principal Amortization
Payment Dates	Payment	Payment Dates	Payment

December 31, 2003	$500,000.00	June 30, 2006	$500,000.00
March 31, 2004	$500,000.00	September 30, 2006	$500,000.00
June 30, 2004	$500,000.00	December 31, 2006	$500,000.00
September 30, 2004	$500,000.00	March 31, 2007	$500,000.00
December 31, 2004	$500,000.00	June 30, 2007	$500,000.00
March 31, 2005	$500,000.00	September 30, 2007	$500,000.00
June 30, 2005	$500,000.00	December 31, 2007	$500,000.00
September 30, 2005	$500,000.00	March 31, 2008	$500,000.00
December 31, 2005	$500,000.00	June 30, 2008	$500,000.00
March 31, 2006	$500,000.00	Term Loan Maturity Date	Outstanding Amount of the Foreign Term Loan

     2.07     Interest.

     (a)       Subject to the provisions of subsection (b) below, (i) each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate plus (C) for any Interest Period with respect to any Eurocurrency Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the Mandatory Cost Rate for such Interest Period; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b)       Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

     (c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.08     Fees.

     (a)       Commitment Fees.

(i) BioReliance shall pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment, in accordance with its Pro Rata Share, a commitment fee equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (1) the Outstanding Amount of Revolving Loans plus (2) the Outstanding Amount of L/C Obligations. Such commitment fee shall accrue at all times from the Closing Date through the Revolving Loan Maturity Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date. Such commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii) BioReliance shall pay to the Administrative Agent for the account of each Lender holding a Domestic Term Loan Commitment, in accordance with its Pro Rata Share, a commitment fee equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Domestic Term Loan Commitments exceed the Outstanding Amount of the Domestic Term Loan. Such commitment fee shall accrue at all times from the Closing Date through the Initial Funding Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the earlier of (1) the Initial Funding Date and (2) the date of termination of the Domestic Term Loan Commitments.

(iii) The Foreign Borrower shall pay to the Administrative Agent for the account of each Lender holding a Foreign Term Loan Commitment, in accordance with its Pro Rata Share, a commitment fee equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Foreign Term Loan Commitments exceed the Outstanding Amount of the Foreign Term Loan. Such commitment fee shall accrue at all times from the Closing Date through the Initial Funding Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable in arrears on the earlier of (1) the Initial Funding Date and (2) the date of termination of the Foreign Term Loan Commitments.

     (b)       Letter of Credit Fees. BioReliance shall pay to the Administrative Agent for the account of each Lender holding Revolving Commitments (or if such Commitments have been terminated, Total Revolving Outstandings) in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (provided that such maximum amount shall reflect any permanent reductions, but not any temporary reductions, then in effect under such Letter of Credit). Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

     (c)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. BioReliance shall pay directly to the L/C Issuer for its own account a fronting fee in an amount equal to 1/8 of 1% per annum on the daily maximum amount available to be drawn under each Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), due and payable quarterly in arrears on the Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, BioReliance shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (d)       Fee Letter. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

     2.09     Computation of Interest and Fees.

     All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

     2.10     Evidence of Debt.

     (a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans (a “Revolving Note”), be in the form of Exhibit B-1 and (ii) in the case of the Domestic Term Loan (a “Domestic Term Note”) and the Foreign Term Loan (a “Foreign Term Note”), be in the form of Exhibit B-2. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

     (b)       In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.11     Payments Generally.

     (a)       All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b)       Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c)       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

     (d)       Unless any Borrower or Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if either Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

     (e)       If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (f)       The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

     (g)       Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.12     Sharing of Payments.

     If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, with each of them according to their Pro Rata Share; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Subject to Section 11.07, the Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01     Taxes.

     (a)       Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b)       In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made by such Borrower under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

     (c)       If a Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable by such Borrower under any Credit Document to the Administrative Agent or any Lender, such Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d)       Subject to Section 11.15, each Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses, but excluding any such liability to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnity therefor) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within thirty days after the date the Lender or the Administrative Agent makes a demand therefor accompanied by evidence of such amounts paid or payable.

     3.02     Illegality.

     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Loans in the Applicable Currency, or to determine or charge interest rates based upon the Eurocurrency Rate for the Applicable Currency, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans in the Applicable Currency or to convert Base Rate Loans to Eurocurrency Loans in the Applicable Currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. The Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, and such Eurocurrency Loans are denominated in Dollars, convert all Eurocurrency Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.03     Inability to Determine Rates.

     (a)       If the Administrative Agent or the Required Lenders determine, for any reason, in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (i) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for such Eurocurrency Loan, or (iii) the Eurocurrency Rate for such Eurocurrency Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans in the Applicable Currency shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Eurocurrency Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     (b)       If the Mandatory Cost Reference Lender’s Commitment shall terminate (otherwise than on termination of the Aggregate Revolving Commitments), or for any reason whatsoever the Mandatory Cost Reference Lender shall cease to be a Lender hereunder, the Mandatory Cost Reference Lender shall thereupon cease to be the Mandatory Cost Reference Lender, and, when necessary, the Mandatory Cost Rate shall be determined on the basis of the rates as determined by the Administrative Agent in accordance with Schedule 2.07.

     3.04     Increased Cost and Reduced Return; Capital Adequacy.

     (a)       If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurocurrency Loans, in the determination of the Eurocurrency Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

     (b)       If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office)

therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

     3.05     Funding Losses.

     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any failure by the Borrowers to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

     3.06     Matters Applicable to all Requests for Compensation.

     (a)       A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

     (b)       The Borrowers shall not be required to reimburse any Lender for any costs or expenses pursuant to Article III unless such Lender notifies the Borrowers of such costs or expenses within 180 days following the date on which such costs or expenses are paid by the Lender.

     3.07     Survival.

     All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

     4.01     The Guaranty.

     (a)       Each of the Domestic Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract with a Credit Party, the Administrative Agent and the Security Trustee as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (b)       Each of the Foreign Guarantors hereby jointly and severally guarantees to each Lender, the Administrative Agent and the Security Trustee as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Foreign Guarantors hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (c)       BioReliance hereby guarantees to each Lender, the Administrative Agent and the Security Trustee as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. BioReliance hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), BioReliance will promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (d)       Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

     4.02     Obligations Unconditional.

     (a)       The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

     (b)       The obligations of the Foreign Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each of the Foreign Guarantors agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

     (c)       The obligations of BioReliance under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of BioReliance hereunder shall be absolute and unconditional under any and all circumstances. BioReliance agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

     (d)       Without limiting the generality of the foregoing subsections (a), (b) and (c), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the Security Trustee or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

     (e)       With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices (other than as otherwise expressly required pursuant to the Credit Documents) whatsoever, and any requirement that the Administrative Agent, the Security Trustee or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

     4.03     Reinstatement.

     (a)       The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent, the Security Trustee and each Lender on demand for all reasonable costs and expenses (including Attorney Costs) incurred by the Administrative Agent, the Security Trustee or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

     (b)       The obligations of each Foreign Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Foreign Guarantors agrees that it will indemnify the Administrative Agent, the Security Trustee and each Lender on demand for all reasonable costs and expenses (including Attorney Costs) incurred by the Administrative Agent, the Security Trustee or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

     (c)       The obligations of BioReliance under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and BioReliance agrees that it will indemnify the Administrative Agent, the Security Trustee and each Lender on demand for all reasonable costs and expenses (including Attorney Costs) incurred by the Administrative Agent, the Security Trustee or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

     4.04     Certain Additional Waivers.

     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

     4.05     Remedies.

     (a)       The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and the Administrative Agent, the Security Trustee and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

     (b)       Each of the Foreign Guarantors agrees that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and the Administrative Agent, the Security Trustee and the Lenders, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 4.01. Each of the Foreign Guarantors acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

     (c)       BioReliance agrees that, to the fullest extent permitted by Law, as between BioReliance, on the one hand, and the Administrative Agent, the Security Trustee and the Lenders, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by BioReliance for purposes of Section 4.01. BioReliance acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

     4.06     Rights of Contribution.

     (a)       The Domestic Guarantors hereby agree as among themselves that, if any Domestic Guarantor shall make a Domestic Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Domestic Guarantor in an amount equal to such other Guarantor’s Domestic Contribution Share (as defined below) of such Domestic Excess Payment. The payment obligations of any Domestic Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Domestic Guarantors shall exercise any right or remedy under this Section 4.06 against any other Credit Party until such Obligations have been paid in full and the Commitments have expired or terminated. For purposes of this Section 4.06, (a) “Domestic Excess Payment” shall mean the amount paid by any Domestic Guarantor in excess of its Domestic Ratable Share of any Domestic Guaranteed Obligations; (b) “Domestic Ratable Share” shall mean, for any Domestic Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Domestic Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties that are obligated for such Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties hereunder) of such Credit Parties; provided, however, that, for purposes of calculating the Domestic Ratable Shares of the Domestic Guarantors in respect of any payment of Obligations, any Domestic Guarantor that became a Domestic Guarantor subsequent to the date of any such payment shall be deemed to have been a Domestic Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Domestic Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Domestic Contribution Share” shall mean, for any Domestic Guarantor in respect of any Domestic Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Domestic Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties that are obligated for such Obligations (other than the maker of such Domestic Excess Payment) exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties) of such Credit Parties (other than the maker of such Domestic Excess Payment); provided, however, that, for purposes of calculating the Domestic Contribution Shares of the Domestic Guarantors in respect of any Domestic Excess Payment, any Domestic Guarantor that became a Domestic Guarantor subsequent to the date of any such Domestic Excess Payment shall be deemed to have been a Domestic Guarantor on the date of such Domestic Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Domestic Guarantor shall be utilized for such Guarantor in connection with such Domestic Excess Payment; and (d) “Domestic Guaranteed Obligations” shall mean the Obligations guaranteed by the Domestic Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Domestic Guarantor may have under Law against any other Credit Party in respect of any payment of Domestic Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Domestic Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.11.

     (b)       Each of the Foreign Guarantors hereby agrees as among themselves that, if any Foreign Guarantor shall make a Foreign Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Foreign Contribution Share (as defined below) of such Foreign Excess Payment. The payment obligations of any Foreign Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Foreign Guarantors shall exercise any right or remedy under this Section 4.06 gainst any other Credit Party until such Obligations have been paid in full and the Commitments have expired or terminated. For purposes of this Section 4.06, (a) “Foreign Excess Payment” shall mean the amount paid by any of the Foreign Guarantors in excess of its Foreign Ratable Share of any Foreign Guaranteed Obligations; (b) “Foreign Ratable Share” shall mean, for any of the Foreign Guarantors in respect of any payment of Foreign Obligations, the ratio (expressed as a percentage) as of the date of such payment of Foreign Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor (in its capacity as such) hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties that are obligated for such Foreign Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties hereunder) of such Credit Parties; provided, however, that, for purposes of calculating the Foreign Ratable Shares of the Foreign Guarantors in respect of any payment of Foreign Obligations, any Foreign Guarantor that became a Foreign Guarantor subsequent to the date of any such payment shall be deemed to have been a Foreign Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Foreign Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Foreign Contribution Share” shall mean, for any of the Foreign Guarantors in respect of any Foreign Excess Payment made by any other of the Foreign Guarantors, the ratio (expressed as a percentage) as of the date of such Foreign Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor (in its capacity as such) hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties that are obligated for such Obligations (other than the maker of such Foreign Excess Payment) exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties) of such Credit Parties (other than the maker of such Foreign Excess Payment); provided, however, that, for purposes of calculating the Foreign Contribution Shares of the Foreign Guarantors in respect of any Foreign Excess Payment, any Foreign Guarantor that became a Foreign Guarantor subsequent to the date of any such Foreign Excess Payment shall be deemed to have been a Foreign Guarantor on the date of such Foreign Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Foreign Guarantor shall be utilized for such Guarantor in connection with such Foreign Excess Payment; and (d) “Foreign Guaranteed Obligations” shall mean the Foreign Obligations guaranteed by the Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any of the Foreign Guarantors may have under Law against any other Credit Party in respect of any payment of Foreign Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any of the Foreign Guarantors shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.11.

     (c)       BioReliance hereby agrees that, if it shall make a Foreign Excess Payment (as defined below), it shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Foreign Contribution Share (as defined below) of such Foreign Excess Payment. The payment obligations of BioReliance under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and BioReliance shall not exercise any right or remedy under this Section 4.06 against any other Credit Party until such Obligations have been paid in full and the Commitments have expired or terminated. For purposes of this Section 4.06, (a) “Foreign Excess Payment” shall mean the amount paid by BioReliance in excess of its Foreign Ratable Share of any Foreign Guaranteed Obligations; (b) “Foreign Ratable Share” shall mean, for BioReliance in respect of any payment of Foreign Obligations, the ratio (expressed as a percentage) as of the date of such payment of Foreign Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of BioReliance (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of BioReliance (in its capacity as a Guarantor of the Foreign Obligations) hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties that are obligated for such Foreign Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties hereunder) of such Credit Parties; (c) “Foreign Contribution Share” shall mean, for BioReliance in respect of any Foreign Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Foreign Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of BioReliance (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of BioReliance (in its capacity as a Guarantor of the Foreign Obligations) hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties that are obligated for such Obligations (other than the maker of such Foreign Excess Payment) exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Credit Parties) of such Credit Parties (other than the maker of such Foreign Excess Payment); and (d) “Foreign Guaranteed Obligations” shall mean the Foreign Obligations guaranteed by the Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that BioReliance may have under Law against any other Credit Party in respect of any payment of Foreign Guaranteed Obligations.

     4.07     Guarantee of Payment; Continuing Guarantee.

     (a)       The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

     (b)       The guarantee given by the Foreign Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

     (c)       The guarantee given by BioReliance in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

     4.08     Limitation on Guaranties of German Credit Parties.

     To the extent that any Guaranty under this Article IV is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a “German Guarantor”) and secures Indebtedness other than the Indebtedness of such German Guarantor or its subsidiaries (each, a “German Guaranty”):

(a) The right to enforce the German Guaranty shall be limited to the amount of such German Guarantor’s net assets(Nettovermögen), i.e., its total assets less its liabilities (including liability reserves (Rückstellungen)) (the “Net Assets”) less the amount of its stated share capital (Stammkapital).

(b) The value of the Net Assets shall be determined in accordance with the principles for ordinary bookkeeping and the preparation of balance sheets as consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH-Act, §§ 242, 264 HGB) in prior years, save that any amounts due and payable under such German Guaranty corresponding to funds that have been borrowed under the Credit Agreement and have been on-lent to such German Guarantor, shall be disregarded to the extent that any such amount is still outstanding.

(c) Upon enforcement of such German Guaranty against any German Guarantor, the Security Trustee shall issue a payment request to such German Guarantor stating the amount that the Security Trustee demands from such German Guarantor under such German Guaranty (the “Payment Request”).

(d) Within a period of twenty days after receipt of a Payment Request (the “Period”) such German Guarantor may issue to the Security Trustee a notification that the amount stated in such Payment Request exceeds the amount that the Security Trustee may enforce pursuant to Section 4.08(a) (the “Notification”). Upon receipt of the Notification, the Security Trustee shall interrupt any enforcement measures against such German Guarantor.

(e) If any German Guarantor has issued a Notification to the Security Trustee, such German Guarantor shall, within the Period, (i) submit to the Security Trustee a balance sheet prepared pursuant to the principles set forth in Section 4.08(b) setting forth the value of the Net Assets and (ii) if the value of the Net Assets is greater than the stated share capital (Stammkapital), pay to the Security Trustee an amount equal to the Net Assets (as set forth in the balance sheet) less the stated share capital (Stammkapital) of such German Guarantor.

(f) If such balance sheet has not been made available within the Period, or in case of the opening of insolvency proceedings in relation to such German Guarantor, the Security Trustee (i) may enforce such German Guaranty without any limit and (ii) shall repay the proceeds arising from such enforcement to such German Guarantor to the extent such German Guarantor is able to demonstrate (by submitting a balance sheet as described in Section 4.08(e)) (A) that the enforcement of such German Guaranty had the effect of reducing the value of such German Guarantor’s Net Assets to an amount less than its stated share capital (Stammkapital) or (B) if at the time of the enforcement action the Net Assets already had a value lower than such German Guarantor’s stated share capital (Stammkapital), that the enforcement of such German Guaranty had the effect of reducing the value of such German Guarantor’s Net Assets even further.

(g) In case only a limited enforcement of such German Guaranty is possible, such German Guarantor shall realize any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if such assets are not necessary for such German Guarantor’s business (nicht betriebsnotwendig).

(h) In respect of each German Guarantor, each Credit Party agrees that it will not, without the prior consent of the Security Trustee (such consent not to be unreasonably withheld or delayed), increase the stated share capital (Stammkapital) of such German Guarantor by way of a capital increase (Kapitalerhöhung) or grant any shareholder loans to such German Guarantor, but shall pay any such funds into the capital reserves (Kapitalrücklage, § 266 paragraph 3 A.II.HGB) of such German Guarantor.

ARTICLE V

CONDITIONS PRECEDENT

     5.01     Conditions Precedent to Closing.

     The effectiveness of this Credit Agreement as of the Closing Date is subject to satisfaction of the following conditions precedent, each in form and substance reasonably acceptable to the Administrative Agent and the Lenders:

(a) Credit Agreement. Receipt by the Administrative Agent of counterparts of this Credit Agreement (excluding the Schedules set forth in Section 5.02(p)) duly executed (i) by a Responsible Officer of BioReliance, the Foreign Borrower and each of the Guarantors identified on the signature pages hereof, (ii) by the L/C Issuer and (iii) by each Lender.

(b) No Material Adverse Change. Since December 31, 2002, there shall not have occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of (i) the Consolidated Group taken as a whole or (ii) the Foreign Credit Parties taken as a whole.

(c) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in writing in any court or before an arbitrator or Governmental Authority that would reasonably be expected (i) to have a Material Adverse Effect, (ii) to materially and adversely affect the Foreign Borrower and its Subsidiaries taken as a whole or (iii) to materially and adversely affect the Transaction, the Credit Documents or any of the transactions (including performance of the obligations) contemplated thereunder.

(d) Consents. All governmental, shareholder and third party consents and approvals necessary or desirable in any material respect in connection with the execution and delivery of the Credit Agreement shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse condition on the execution and delivery of the Credit Agreement, or that would be reasonably likely to materially threaten the foregoing, and no Law or regulation shall be applicable that would be reasonably likely to result in a Material Adverse Effect.

(e) Judgments. There shall not exist any order, decree, judgment, ruling or injunction that restrains the consummation of (i) the Transaction in the manner contemplated by the Transaction Documents, (ii) any of the Credit Documents or (iii) the transactions (including performance of the obligations) contemplated hereunder.

(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of BioReliance certifying that the conditions specified in Sections 5.01(b), (c), (d) and (e) have been satisfied.

(g) Fees. Receipt by the Administrative Agent of any fees required to be paid on or prior to the Closing Date.

     5.02     Conditions Precedent to the Initial Credit Extensions.

     The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, in each case in form and substance reasonably acceptable to the Administrative Agent and the Lenders:

(a) Joinder Agreements. Receipt by the Administrative Agent of duly executed counterparts of the Joinder Agreements of (i) BUKH joining such Person as a Domestic Guarantor, (ii) BUKS joining such Person as a Foreign Guarantor, (iii) Q-One, Satron, and each other Subsidiary of the Foreign Borrower (other than Quip Technology) joining each such Person as a Foreign Guarantor and (iv) Q-One Biotech, Inc., joining such Person as a Domestic Guarantor.

(b) Other Credit Documents. Receipt by the Administrative Agent of a duly executed counterparts of each of the Notes, the Domestic Security Agreement, each Foreign Security Agreement, the Domestic Pledge Agreement, each Foreign Pledge Agreement, the Glasgow Mortgage, and each other document required to be delivered as of the Initial Funding Date in connection with any of the foregoing (provided each such document or agreement governed by Scottish law shall be an executed original rather than executed original counterparts).

(c) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of counsel to BioReliance and the Domestic Guarantors, and of counsel to the Foreign Borrower and the Foreign Guarantors, and, with respect to enforceability of the Credit Documents against the Foreign Credit Parties, of foreign counsel to the Administrative Agent, in each case addressed to the Administrative Agent and each Lender, dated as of the Initial Funding Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(d) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and complete as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing (if applicable) and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e) Financial Statements. The Administrative Agent shall have received:

(i) consolidated and consolidating financial statements of the Consolidated Group for the fiscal years ended December 31, 2000, 2001 and 2002, including balance sheets and income and cash flow statements, prepared in conformity with GAAP and in the case of the consolidated financial statements audited by independent public accountants of recognized national standing (the “BioReliance Financial Statements”);

(ii) consolidated and consolidating financial statements of Q-One and its Subsidiaries for the fiscal years ended March 31, 2001, 2002 and 2003, including balance sheets and income and cash flow statements, prepared in conformity with UK GAAP and in the case of the consolidated financial statements audited by independent public accountants of recognized standing reasonably acceptable to the Administrative Agent (the “Q-One Financial Statements”);

(iii) financial statements of Satron for the fiscal years ended September 30, 2001 and 2002, including balance sheets, prepared in conformity with UK GAAP (the “Satron Financial Statements”);

(iv) a pro forma balance sheet of the Consolidated Group after giving effect to the Transaction, reflecting estimated purchase price accounting adjustments and such other information relating to the Transaction as the Administrative Agent may request, including a GAAP conversion into pro forma financials (the “Pro Forma Balance Sheet”).

(f) No Material Adverse Change. There shall not have occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects, (i) since December 31, 2002, of the Consolidated Group (other than Q-One, Satron and their respective Subsidiaries) taken as a whole or of the Foreign Borrower and its Subsidiaries (other than Q-One, Satron and their respective Subsidiaries) taken as a whole, and (ii) since March 31, 2003, of the Consolidated Group (including Q-One, Satron and their respective Subsidiaries) taken as a whole or the Foreign Borrower and its Subsidiaries (including Q-One, Satron and their respective Subsidiaries) taken as a whole.

(g) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in writing in any court or before an arbitrator or Governmental Authority that would reasonably be expected (i) to have a Material Adverse Effect, (ii) to materially and adversely affect the Foreign Borrower and its Subsidiaries taken as a whole or (iii) to materially and adversely affect the Transaction, the Credit Documents or any of the transactions (including performance of the obligations) contemplated thereunder.

(h) Consummation of Transaction. The Administrative Agent shall have received evidence that all conditions precedent to consummation of the Transaction (other than the initial funding under this Credit Agreement) shall have been satisfied in compliance with applicable Law and regulatory approvals and pursuant to the Transaction Documents.

(i) Transaction Documents. The Administrative Agent shall have received true and complete certified copies of the Purchase Agreement and the other material Transaction

Documents, together with all amendments, modifications, supplements and waivers, and such other information relating to the Transaction as the Administrative Agent may reasonably request.

(j) Consents. All governmental, shareholder and third party consents and approvals necessary or desirable in any material respect in connection with the Transaction, the Credit Documents and the transactions contemplated hereunder shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse condition on the Transaction, the Credit Documents and the transactions contemplated hereunder, or that would be reasonably likely to materially threaten any of the foregoing, and no Law or regulation shall be applicable that would be reasonably likely to result in a Material Adverse Effect.

(k) Judgments. There shall not exist any order, decree, judgment, ruling or injunction that restrains the consummation of (i) the Transaction in the manner contemplated by the Transaction Documents, (ii) any of the Credit Documents or (iii) the transactions (including performance of the obligations) contemplated hereunder.

(l) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) appropriate lien searches with respect to each Credit Party, copies of such search results and evidence that no Liens exist other than Permitted Liens;

(ii) searches of ownership of, and Liens on, intellectual property of each Credit Party in the appropriate governmental offices;

(iii) UCC financing statements for each jurisdiction as is necessary or appropriate, in the Administrative Agent’s reasonable discretion, to perfect the security interests in the Collateral;

(iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent or the Security Trustee pursuant to the Domestic Pledge Agreement or any Foreign Pledge Agreement required to be delivered on the Initial Funding Date, together with duly executed in blank, undated stock powers attached thereto (unless such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of incorporation of such Person);

(v) with respect to the Foreign Borrower, a certified copy of the register of shareholders for such Person (A) evidencing that the Security Trustee has been registered as holder of the issued share capital of such Person as required under Section 7.13 pursuant to the applicable Foreign Pledge Agreement and (B) identifying the registered holders of all of the issued share capital of such Person immediately prior to such registry of the Security Trustee;

(vi) with respect to each Foreign Security Agreement executed by the Foreign Borrower, a Form 410 duly completed and executed in respect thereof; and

(vii) duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Credit Parties.

(m) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Consolidated Group (other than the Foreign Credit Parties and their Subsidiaries) evidencing liability, flood hazard and casualty insurance meeting the requirements set forth in the Credit Documents, including naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of flood hazard and casualty insurance) on behalf of the Lenders.

(n) Termination of Existing Indebtedness and Liens. Receipt by the Administrative Agent of evidence that (i) the existing Indebtedness pursuant to that certain Loan Agreement dated as of December 17, 1993 among BioReliance, certain Domestic Subsidiaries of BioReliance and NationsBank, N.A. (now known as Bank of America, N.A.) as agent, as amended, restated, replaced and supplemented from time to time and (ii) all Liens (other than Permitted Liens) securing obligations in connection with such Indebtedness have been (or concurrently with the Initial Funding Date are being) released.

(o) Financial Statements. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of BioReliance certifying that:

(i) the BioReliance Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including material liabilities for taxes, commitments and Indebtedness;

(ii) to the Knowledge of the Credit Parties, the Q-One Financial Statements (A) were prepared in accordance with UK GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of Q-One and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (C) show all material indebtedness and other liabilities, direct or contingent, of Q-One and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness;

(iii) to the Knowledge of the Credit Parties, the Satron Financial Statements (A) were prepared in accordance with UK GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of Satron and its Subsidiaries, if any, as of the date thereof and their results of operations for the period covered thereby; and (C) show all material indebtedness and other liabilities, direct or contingent, of Satron and its Subsidiaries, if any, as of the date thereof, including material liabilities for taxes, commitments and Indebtedness; and

(iv) from December 31, 2002 to and including the Initial Funding Date, there has been no Disposition or Involuntary Disposition by BioReliance or any Subsidiary (including, to the Knowledge of the Credit Parties, Q-One and its Subsidiaries and Satron

and its Subsidiaries) of any material part of the business or Property of the Consolidated Group (including, to the Knowledge of the Credit Parties, Q-One and its Subsidiaries and Satron and its Subsidiaries), taken as a whole, and no purchase or other acquisition (other than the Transaction) by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Group (including, to the Knowledge of the Credit Parties, Q-One and its Subsidiaries and Satron and its Subsidiaries), taken as a whole, in each case that is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Initial Funding Date.

(p) Schedules. Receipt by the Administrative Agent of Schedules 2.03 (Existing Letters of Credit), 6.11 (Insurance), 6.14 (Subsidiaries), 6.18 (IP Rights), 6.19(a) (Locations of Real Property), 6.19(b) (Locations of Tangible Personal Property), 6.19(c) (Chief Executive Office Locations), 6.22 (Labor Matters), 8.01(c) (Liens Existing on the Initial Funding Date), 8.01(o) (Cash Collateralized Letters of Credit), 8.02 (Investments Existing on the Initial Funding Date) and 8.03 (Indebtedness Existing on the Initial Funding Date).

(q) Funding Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of BioReliance certifying that the conditions specified in Sections 5.02(f), (g), (h), (j) and (k) and Section 5.03 have been satisfied.

(r) Material Adverse Market Conditions. The absence of any material adverse conditions in the loan syndication market or in the financial or capital markets generally that, in the reasonable discretion of the Administrative Agent, would impair the initial syndication by the Administrative Agent of this Credit Agreement.

(s) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or prior to the Initial Funding Date.

(t) Attorney Costs. Unless waived by the Administrative Agent, BioReliance shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Initial Funding Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between BioReliance and the Administrative Agent).

     5.03     Conditions Precedent to all Credit Extensions.

     The obligation of each Lender to honor any Request for Credit Extension (excluding conversions and continuations) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Credit Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and complete in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and complete in all material respects as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension (excluding conversions and continuations) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in this Section 5.03 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

     The Credit Parties represent and warrant to the Administrative Agent and the Lenders that, on and as of (a) the Initial Funding Date, (b) the date of each Request for Credit Extension (excluding conversions and continuations) and (c) the date of each Credit Extension:

     6.01     Existence, Qualification and Power.

     Each Credit Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Agreement and each other Credit Document to which it is a party, and (c) is duly qualified and is licensed and in good standing (if applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     6.02     Authorization; No Contravention.

     The execution, delivery and performance by each Credit Party of this Credit Agreement and of each other Credit Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

     6.03     Governmental Authorization; Other Consents.

     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person with respect to any material Contractual Obligation is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document to which such Person is a party or (b) admissibility in evidence of the Credit Documents under Scottish law, in each case other than (i) those that have already been obtained and are in full force and effect, (ii) filings, notifications or registrations (including, with respect to any Credit Party organized under the laws of Scotland, registration of each relevant Foreign Security Agreement and Mortgage in accordance with Section 410 of the Companies Act 1985 and, if applicable, registration at the Land Register of Scotland and the Register of Sasines) to perfect or enforce the Liens created by the Collateral Documents to which such Person is party, (iii) those required in the ordinary course of business in connection with the performance by such Credit Party of its obligations under certain covenants contained in the Credit Documents to which such Person is party and (iv) pursuant to securities and other laws applicable to the disposition of any collateral subject thereto.

     6.04     Binding Effect.

     This Credit Agreement and each other Credit Document, has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and each other Credit Document, constitutes a legal, valid and binding obligation of each Credit Party that is party thereto, enforceable against each such Credit Party in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

     6.05     Financial Statements.

     (a)       The audited consolidated and consolidating balance sheets of the Consolidated Group for the most recent fiscal year ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (b)       The unaudited consolidated and consolidating financial statements of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     6.06     No Material Adverse Effect.

     (a)       With respect to the Consolidated Group (other than Q-One, Satron and their respective Subsidiaries), there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2002.

     (b)       With respect to the Consolidated Group (including Q-One, Satron and their respective Subsidiaries), there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since March 31, 2003.

     6.07     Litigation.

     There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Credit Parties, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their respective properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     6.08     No Default.

     (a)       Neither BioReliance nor any Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b)       No Default or Event of Default has occurred and is continuing.

     6.09     Ownership of Property; Liens.

     Each member of the Consolidated Group has title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

     6.10     Environmental Compliance.

     Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither BioReliance nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Credit Party have Knowledge that any such notice will be received or is being threatened in writing.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf BioReliance or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Responsible Officers of the Credit Parties, threatened, under any Environmental Law to which BioReliance or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to BioReliance, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of BioReliance or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     6.11     Insurance.

     The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of BioReliance, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where BioReliance or the applicable Subsidiary operates. The insurance coverage of the Credit Parties as in effect on the Initial Funding Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.11.

     6.12     Taxes.

     Each member of the Consolidated Group has filed all material federal, state and other tax returns and reports required to be filed, and has paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the Knowledge of the Credit Parties, there is no proposed tax assessment against BioReliance or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.13     ERISA Compliance.

     (a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.

     (b)       There are no pending or, to the Knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Credit Parties, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

     (c)       (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     6.14     Subsidiaries.

     Set forth on Schedule 6.14, as of the Initial Funding Date and as such Schedule may be updated by BioReliance from time to time, is a complete and accurate list of each Subsidiary, together with (a) jurisdiction of incorporation or formation, (b) with respect to each Subsidiary, number of shares of each class of Capital Stock outstanding, (c) percentage of outstanding shares of each class or interests owned (directly or indirectly) by BioReliance or any Subsidiary and (d) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

     6.15     Margin Regulations; Investment Company Act; PUHCA; Treasury Regulations.

     (a)       The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of either Borrower only or of the Consolidated Group on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between either Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

     (b)       None of BioReliance, any Person Controlling BioReliance, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     (c)       The Credit Parties do not intend to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Credit Party determines that it will take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If a Credit Party so notifies the Administrative Agent, any Lender may treat its Loans (and its participation interests in Letters of Credit) as subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain any lists and other records required thereby.

     6.16     Disclosure.

     No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) with respect to information (including projected financial information) related to Q-One and its Subsidiaries or Satron and its Subsidiaries, if any, provided to the Administrative Agent and the Lenders on or prior to the Initial Funding Date, the Credit Parties represent only that such information is accurate to their Knowledge.

     6.17     Compliance with Laws.

     Each member of the Consolidated Group is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     6.18     Intellectual Property; Licenses, Etc.

     The Consolidated Group owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.18 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Credit Party as of the Initial Funding Date. Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Credit Party know of any such claim, and, to the Knowledge of the Responsible Officers of the Credit Parties, the use of any IP Rights by BioReliance or any Subsidiary or the granting of a right or a license in respect of any IP Rights from BioReliance or any Subsidiary does not infringe on the rights of any Person. None of the IP Rights owned by any of the Credit Parties is subject to any licensing agreement or similar arrangement other than (a) licenses of software in the ordinary course of business to customers, value added resellers and distributors, (b) licenses of trademarks and tradenames in the ordinary course of business to value added resellers and distributors, (c) as set forth on Schedule 6.18 or (d) as otherwise not prohibited hereunder.

     6.19     Business Locations.

     Set forth on Schedule 6.19(a) is a list of all real property located in the United States that is owned or leased by the Credit Parties as of the Initial Funding Date. Set forth on Schedule 6.19(b) is a list of all locations where any tangible personal property of any Credit Party is located as of the Initial Funding Date. Set forth on Schedule 6.19(c) is the chief executive office of each Credit Party as of the Initial Funding Date. The exact legal name and state of organization of each Credit Party is as set forth on the signature pages hereto or on the signature pages of any Joinder Agreement delivered in connection herewith.

     6.20     Solvency.

     The Credit Parties are Solvent on a consolidated basis.

     6.21     Brokers’ Fees.

     Neither BioReliance nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents (other than the Transaction).

     6.22     Labor Matters.

     Set forth on Schedule 6.22 as of the Initial Funding Date are (a) all collective bargaining agreements or Multiemployer Plans covering the employees of BioReliance or any Subsidiary as of the Initial Funding Date and (b) any strikes, walkouts, work stoppages or other material labor difficulty within the five years prior thereto. None of such labor matters, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     6.23     Security Agreements.

     Each of the Security Agreements that has been delivered in connection with this Credit Agreement is effective to create in favor of the Administrative Agent (or, as applicable, the Security Trustee), for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of Law (regardless of whether enforcement is ought in equity or at Law). The Domestic Security Agreement shall create fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral identified therein in which a security interest may be perfected by the filing of UCC financing statements, in each case prior and superior in right to any other Lien other than Permitted Liens, when UCC financing statements are filed in appropriate form at the locations identified therein. Each Foreign Security Agreement shall create fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral identified therein, in each case prior and superior in right to any other Lien other than Permitted Liens, when each of the deliveries and notices required thereunder have been made in accordance with applicable Law and recording, documentary or similar taxes, if any, are paid.

     6.24     Pledge Agreements.

     Each of the Pledge Agreements that has been delivered in connection with this Credit Agreement is effective to create in favor of the Administrative Agent (or, as applicable, the Security Trustee), for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of Law (regardless of whether enforcement is ought in equity or at Law). The Domestic Pledge Agreement shall create fully perfected first priority Liens on, and security interests in, all right, title and interest of each pledgor thereunder in the Collateral identified therein in which such pledgor has granted a security interest thereunder, in each case prior and superior in right to any other Lien other than Permitted Liens, (a) with respect to any such certificated Collateral that constitutes a Security (as such term is defined in the UCC), when such Collateral is delivered to the Administrative Agent together with duly executed stock powers with respect thereto, (b) with respect to any such uncertificated Collateral that constitutes a Security, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of such pledgor or when “control” (as such term is defined in the UCC) is obtained by the Administrative Agent over such interests in accordance with the provisions of Section 8-106 of the UCC and (c) with respect to any such Collateral that does not constitute a Security, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of such pledgor. Each Foreign Pledge Agreement shall create fully perfected first priority Liens on, and security interests in, all right, title and interest of each pledgor thereunder in the Collateral identified therein in which such pledgor has granted a security interest, in each case prior and superior in right to any other Lien other than Permitted Liens, when each of the deliveries and notices required thereunder have been made in accordance with applicable Law and recording, documentary or similar taxes, if any, are paid.

     6.25     Mortgages.

     Each of the Mortgages is effective to create in favor of the Administrative Agent (or, as applicable, the Security Trustee), for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of Law (regardless of whether enforcement is ought in equity or at Law). Each Mortgage with respect to any Mortgaged Property located in the United States shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Property, in each case prior and superior in right to any other Lien other than Permitted Liens, when such Mortgage, together with UCC financing statements are recorded and filed in appropriate form at the locations identified in such Mortgage, and recording, documentary or similar taxes, if any, are paid. Each Mortgage with respect to any Mortgaged Property located outside the United States shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Property, in each case prior and superior in right to any other Lien other than Permitted Liens, when such Mortgage, together with each of the notices and deliveries required thereunder have been recorded or made in accordance with applicable Law and recording, documentary or similar taxes, if any, are paid.

ARTICLE VII

AFFIRMATIVE COVENANTS

     On and as of the Initial Funding Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any indemnity obligations that, by their terms, survive the termination of this Credit Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Credit Parties shall and shall cause each Subsidiary to:

     7.01     Financial Statements.

     Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year of BioReliance, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2003), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of BioReliance (beginning with the fiscal quarter ending September 30, 2003), consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of BioReliance as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     7.02     Certificates; Other Information.

     Deliver to the Administrative Agent and each Lender (to the extent applicable, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders):

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of BioReliance:

(i) setting forth computations in detail reasonably satisfactory to the Administrative Agent (A) demonstrating compliance with the financial covenants contained herein and (B) information regarding the aggregate amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Equity Transactions and Acquisitions (other than the Transaction) that occurred during the period covered by such financial statements,

(ii) setting forth (A) all applications for IP Rights made during such period, (B) all issuances of registrations or letters on existing applications for IP Rights received during such period, and (C) all licenses with respect to IP Rights entered into during such period,

(iii) attaching a summary of any insurance of the Consolidated Group that was renewed, replaced or modified during such period,

(iv) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto), and

(v) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Rate”) before and after giving effect to such changes;

(b) within thirty days after the end of each fiscal year of BioReliance, beginning with the fiscal year ending December 31, 2003, an annual business plan and budget of the Consolidated Group containing, among other things, pro forma financial statements for each quarter of the next fiscal year.

(c) promptly after any request by the Administrative Agent or any Lender, copies of any final detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of BioReliance by independent accountants in connection with the accounts or books of BioReliance or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of BioReliance, and copies of all annual, regular, periodic and special reports and registration statements that BioReliance may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by BioReliance or any

Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) all written reports and other written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(e) promptly after any Credit Party has notified the Administrative Agent of its intention to treat any of the Loans, the Letters of Credit or any related transaction as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any member of the Consolidated Group, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

     Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which BioReliance posts such documents, or provides a link thereto on the website of BioReliance on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on behalf of BioReliance on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) BioReliance shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests BioReliance to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) BioReliance shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance BioReliance shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by BioReliance with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     7.03     Notices.

     Promptly notify the Administrative Agent and each Lender of each of the following:

(a) the occurrence of any Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of BioReliance or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between BioReliance or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting BioReliance or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by BioReliance or any Subsidiary; and

(e) any litigation, investigation or proceeding affecting any Credit Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of BioReliance setting forth details of the occurrence referred to therein and stating what action BioReliance has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

     7.04     Payment of Taxes.

     Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by BioReliance or such Subsidiary.

     7.05     Preservation of Existence, Etc.

     (a)       Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

     (b)       Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

     (c)       Preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

     7.06     Maintenance of Properties.

     (a)       Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

     (b)       Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

     (c)       Use the standard of care typical in the industry in the operation and maintenance of its facilities.

     7.07     Maintenance of Insurance.

     Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance (including, as applicable, flood hazard insurance) and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of BioReliance, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where BioReliance or the applicable Subsidiary operates, naming the Administrative Agent (or, as applicable, the Security Trustee) as loss payee or mortgagee, as its interest may appear, additional insured and/or additional interest, as appropriate, with respect to any such insurance providing coverage in respect of any Collateral, subject in each case, with respect to any Foreign Subsidiary, to Section 7.18. The Credit Parties will immediately give the Administrative Agent (or, as applicable, the Security Trustee) written notice of any cancellation of any such policy or policies to the extent such cancellation would affect compliance with this Section 7.07.

     7.08     Compliance with Laws.

     Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

     7.09     Books and Records.

     (a)       Maintain proper books of record and account, in which full, true and complete entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of BioReliance or such Subsidiary, as the case may be.

     (b)       Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over BioReliance or such Subsidiary, as the case may be.

     7.10     Inspection Rights.

     (a)       Once per fiscal year at such reasonable time during normal business hours and upon reasonable advance notice to BioReliance, permit representatives and independent contractors of the Administrative Agent and any Lender to visit and inspect any of its properties (including properties of any of its Subsidiaries), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of BioReliance; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may, at the expense of BioReliance, do any of the foregoing as often as may be reasonably desired and at any times during normal business hours without advance notice.

     (b)       If requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default, permit the Administrative Agent, and its representatives, upon reasonable advance notice to BioReliance, to conduct an annual audit of the Collateral at the expense of BioReliance.

     (c)       If requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default, promptly deliver to the Administrative Agent (i) asset appraisal reports with respect to all of the real and personal property owned by the Consolidated Group and (ii) a written audit of the accounts receivable, inventory, payables, controls and systems of the Consolidated Group.

     7.11     Use of Proceeds.

     Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other lawful corporate purposes, (b) to refinance existing Indebtedness and (c) to finance the purchase price of the Transaction, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Credit Document.

     7.12     Guarantors.

     (a)       On or before the Initial Funding Date, cause the joinder of (i) BUKH as a Domestic Guarantor and (ii) BUKS as a Foreign Guarantor, in each case pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organizational Documents and favorable opinions of counsel to such Credit Party (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

     (b)       Immediately following consummation of the Transaction, cause the joinder of (i) Q-One, Satron and each other Subsidiary of the Foreign Borrower (other than Quip Technology and Q-One Biotech, Inc.) as Foreign Guarantors and (ii) Q-One Biotech, Inc. as a Domestic Guarantor, in each case pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organizational Documents and favorable opinions of counsel to such Credit Party (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

     (c)       Following the Initial Funding Date and consummation of the Transaction, promptly notify the Administrative Agent of the formation or acquisition of any Subsidiary, which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and:

(i) with respect to any such Subsidiary that is a Domestic Subsidiary, within thirty days of the formation or acquisition thereof, cause the joinder of such Subsidiary as a Domestic Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organizational Documents and favorable opinions of counsel to such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, and

(ii) with respect to any such Subsidiary that is a Foreign Subsidiary (other than Quip Technology), within sixty days of the formation or acquisition thereof, cause the joinder of such Subsidiary as a Foreign Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent pursuant to applicable Law) accompanied by Organizational Documents and favorable opinions of counsel to such Credit Party (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

     (d)       At any time that (i) the assets of Quip Technology have exceeded its liabilities by more than British Pounds Sterling 250,000 for a continuous period of not less than sixty days and (ii) Quip

Technology is able to satisfy the conditions required for the provision of financial assistance by a private limited company under Section 155(2) of the Companies Act 1985, within sixty days thereof, cause the joinder of Quip Technology as a Foreign Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent pursuant to applicable Law) accompanied by Organizational Documents and favorable opinions of counsel to such Credit Party (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

     7.13     Pledged Capital Stock.

     (a)       On or before the Initial Funding Date, (i) BioReliance will pledge (A) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (B) 65% of the issued and outstanding Capital Stock of each of its First-Tier Foreign Subsidiaries, (ii) each Domestic Subsidiary of BioReliance will pledge (A) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (B) 65% of the issued and outstanding Capital Stock of each of its First-Tier Foreign Subsidiaries, (iii) BioReliance Acquisitions, Inc. will pledge 65% of the issued and outstanding Capital Stock of BUKH and (iv) BUKH will pledge 65% of the issued and outstanding Capital Stock of (A) the Foreign Borrower and (B) BUKS (provided that, in the event that the UK Stamp Office has not yet adjudicated the transfer of such Capital Stock from BioReliance to BUKH as eligible for relief from transfer duty by the Initial Funding Date, BUKH will pledge the Capital Stock of BUKS within thirty days of the Initial Funding Date), in each case pursuant to the Domestic Pledge Agreement or Foreign Pledge Agreements (as applicable) or other pledge joinder agreements, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     (b)       Immediately following consummation of the Transaction, to the extent not otherwise pledged pursuant to subsection (a) above, (i) BioReliance will pledge (A) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (B) 65% of the issued and outstanding Capital Stock of each of its First-Tier Foreign Subsidiaries, (ii) each Domestic Subsidiary of BioReliance will pledge (A) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (B) 65% of the issued and outstanding Capital Stock of each of its First-Tier Foreign Subsidiaries and (iii) the Foreign Borrower will pledge 100% of the issued and outstanding Capital Stock of each of its Subsidiaries (except in the case of (A) Q-One, which is not a Wholly Owned Subsidiary, and in which case all of the Foreign Borrower’s interest therein will be pledged and (B) Quip Technology) and cause each of its Subsidiaries (other than Quip Technology) to pledge 100% of the issued and outstanding Capital Stock of each of their respective Subsidiaries, in each case on a first priority basis to secure the respective pledgor’s loans and guaranty obligations owing hereunder, in each case pursuant to the Domestic Pledge Agreement or Foreign Pledge Agreements (as applicable) or other pledge joinder agreements, together with opinions of counsel (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     (c)       Following the Initial Funding Date and consummation of the Transaction, to the extent not otherwise pledged pursuant to subsections (a) and (b) above, (i) BioReliance will pledge or cause to be pledged (A) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries within thirty days of its formation, acquisition or receipt of such interests and (B) 65% of the issued and outstanding Capital Stock of each of its First-Tier Foreign Subsidiaries within sixty days of its formation, acquisition or receipt of such interests, in each case on a first priority basis to secure the Obligations, and (ii) the Foreign Borrower will pledge or cause to be pledged 100% of the outstanding Capital Stock of each of its Subsidiaries within sixty days of its formation, acquisition or receipt of such interests, on a first priority basis to secure the Foreign Obligations, in each case pursuant to the Domestic Pledge Agreement or Foreign Pledge Agreements (as applicable) or other pledge joinder agreements, together with opinions of counsel (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     (d)       References to a pledge of 65% of the Capital Stock in First-Tier Foreign Subsidiaries in the foregoing provisions of this Section are intended to avoid treatment of the pledged interest as a deemed dividend under the Internal Revenue Code. If and to the extent changes or clarifications in applicable Law after the date hereof permit a greater percentage of such interests to be pledged in support of the Obligations, the Credit Parties shall cause any such greater amount to be pledged hereunder to the extent such greater pledge of interests (A) would not reasonably be expected to cause the undistributed earnings of such First-Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such First-Tier Foreign Subsidiary’s United States parent and (B) would not reasonably be expected to cause any material adverse tax consequences.

     (e)       To the extent that any Capital Stock in any Credit Party is pledged in accordance with this Section 7.13 by a Credit Party incorporated in Scotland, it may be charged by way of floating charge pursuant to any Collateral Documents governed by Scottish law; provided that any such floating charge is subject to the same percentage limitations applicable to pledges and charges over Capital Stock as between the relevant entities as are set out in this Section 7.13.

     7.14     Pledged Assets.

     (a)       On or before the Initial Funding Date, (i) BioReliance and each of its Domestic Subsidiaries will mortgage, pledge and grant a security interest in all of their property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property and (B) Capital Stock, which is covered by Section 7.13 above) to secure their respective loans and guaranty obligations hereunder, (ii) BUKH will mortgage, pledge and grant a security interest in all of its property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property and (B) Capital Stock, which is covered by Section 7.13 above) to secure its guaranty obligations hereunder, (iii) the Foreign Borrower and BUKS will mortgage, pledge and grant a security interest in all of their property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property and (B) Capital Stock, which is covered by Section 7.13 above) to secure their respective loan and guaranty obligations hereunder, in each case pursuant to such mortgages, pledge and security agreements, joinders or other documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     (b)       Immediately following consummation of the Transaction, (i) each of Q-One, Satron and each of their Foreign Subsidiaries (other than Quip Technology and Q-One Biotech, Inc.) will mortgage, pledge and grant a security interest in all of its property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property and (B) Capital Stock, which is covered by Section 7.13 above) to secure its guaranty obligations hereunder and (ii) Q-One Biotech, Inc. will mortgage, pledge and grant a security interest in all of its property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property and (B) Capital Stock, which is covered by Section 7.13 above) to secure its guaranty obligations hereunder, in each case pursuant to such mortgages, pledge and security agreements, joinders or other documents, together with opinions of counsel (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     (c)       Following the Initial Funding Date and consummation of the Transaction, each Guarantor will mortgage, pledge and grant a security interest in all of its property, real and personal, tangible and intangible, owned and leased (other than (A) Excluded Property, (B) Capital Stock, which is covered by Section 7.13 above and (C) Property covered by subsections (a) and (b) above) to secure its guaranty obligations hereunder within the time periods permitted for joinder of such Guarantor pursuant to Section 7.12 above, in each case pursuant to such mortgages, pledge and security agreements, joinders or other documents, together with opinions of counsel (provided that, with respect to enforceability of any such documents executed by a Foreign Credit Party, such opinions shall be of counsel to the Administrative Agent) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

     7.15     ERISA Compliance.

     Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

     7.16     Interest Rate Protection Agreements.

     Within sixty days of the Initial Funding Date, enter into interest rate protection agreements (protecting against fluctuations in interest rates) with respect to this Credit Agreement reasonably acceptable to the Administrative Agent, which agreements shall provide aggregate coverage in an amount equal to no less than 50% of the aggregate principal amount of the Term Loans for a duration of at least three years.

     7.17     Landlord Waivers and Assignations.

     Use reasonable efforts to promptly obtain (a) estoppel letters, consents and waivers from the landlords (i) of the BPG Property and (ii) upon the reasonable request of the Administrative Agent or the Required Lenders, any other Property located in the United States that is leased by a member of the Consolidated Group and (b) an assignation in favor of the Security Trustee of the rights of Bank of Scotland under the warranty agreements in respect of which Bank of Scotland is a beneficiary relative to construction on the Property subject to the Glasgow Mortgage; provided that no Credit Party shall be required to make additional payments to any lessee in order to obtain the foregoing.

     7.18     Post-Funding Deliveries.

     Deliver each of the following to the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent:

(a) Transaction Deliveries. Immediately following consummation of the Transaction, deliver:

(i) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent or the Security Trustee pursuant to any Foreign Pledge Agreement delivered pursuant to Section 7.13(b), together with duly executed in blank, undated stock powers attached thereto (unless such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of incorporation of such Person);

(ii) with respect to each of Satron, Q-One and each of their Subsidiaries (other than Quip Technology), a certified copy of the register of shareholders for such Person (A) evidencing that the Security Trustee has been registered as holder of the issued share capital of such Person as required under Section 7.13 pursuant to the applicable Foreign Pledge Agreement and (B) identifying the registered holders of all of the issued share capital of such Person immediately prior to such registry of the Security Trustee;

(iii) with respect to Satron, Q-One and each of their Subsidiaries (other than Quip Technology), duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the intellectual property of such Credit Parties; and

(iv) with respect to the Glasgow Mortgage and each Foreign Security Agreement executed by any of Satron, Q-One or any of their Subsidiaries, a Form 410 duly completed and executed in respect thereof;

(v) with respect to the Glasgow Mortgage, the Land Certificate relating thereto, the Charge Certificate in favor of Bank of Scotland relative to Q-One’s interest therein, a duly executed Discharge of the Standard Security comprised in such Charge Certificate, a Form 419a in respect of such Discharge, appropriate searches in the Land Register of Scotland evidencing Q-One’s exclusive ownership thereof and showing no Liens (other than Permitted Liens) affecting the same other than such Standard Security, Q-One’s Scottish counsel’s letter of obligation in usual Scottish form in respect of the Land Register and on behalf of Q-One in respect of the Register of Charges and all relevant registration forms and dues to enable the registration of the Glasgow Mortgage as a first charge over the same;

(vi) evidence (including certified copies of applicable documents and resolutions) that each of Satron, Q-One and each of their Subsidiaries (other than Quip Technology) has complied with Sections 151-158 of the UK Companies Act 1985 and receipt of an auditors’ non-statutory report and a board memorandum in relation to the net asset position of each such Person; and

(vii) evidence that (i) the existing Indebtedness pursuant to that certain overdraft facility provided by the Bank of Scotland to Q-One has been terminated (provided that Q-One may continue to maintain current, deposit, checking and other operating accounts with the Bank of Scotland) and (ii) all Liens (other than Permitted Liens) securing obligations in connection with such Indebtedness have been released.

(b) Mortgaged Property Deliveries. Within sixty days of the Initial Funding Date, deliver, with respect to the interest of BioReliance in the lease with respect to 9900 Blackwell Road, Rockville, Maryland 20850:

(i) a duly executed Mortgage with respect thereto,

(ii) standard ALTA (or reasonably equivalent) mortgagee policy insuring the priority of such Mortgage and copies of recorded documentation relating to any exceptions, and

(iii) to the extent necessary in connection with the issuance of a reasonably acceptable mortgagee policy, copy of a recent ALTA (or reasonably equivalent) survey of each of the Mortgaged Properties by registered engineers or land surveyors; and

(c) Evidence of Insurance. Within ninety days of the Initial Funding Date, deliver copies of insurance policies or certificates of insurance of the Foreign Credit Parties and their Subsidiaries evidencing liability, flood hazard and casualty insurance meeting the requirements set forth in the Credit Documents, including naming the Security Trustee as additional interest on behalf of the Lenders.

ARTICLE VIII

NEGATIVE COVENANTS

     On and as of the Initial Funding Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any indemnity obligations that, by their terms, survive the termination of this Credit Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

     8.01     Liens.

     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document securing the Obligations;

(b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract are permitted under Section 8.03, (ii) such Liens are on the same collateral that secures the Obligations, and (iii) the Obligations and the obligations under such Swap Contract share pari passu in the collateral subject to such Liens;

(c) Liens existing on the Initial Funding Date and listed on Schedule 8.01(c) and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions, impediments and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(j) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently or within ninety days after acquisition thereof;

(k) Liens on the property or assets of any Person that becomes a member of the Consolidated Group following the Closing Date to the extent such Liens exist at the time such Person becomes a member of the Consolidated Group; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;

(l) Liens with respect to title retention agreements in the ordinary course of business; and

(m) cash collateral on cash deposits in respect of cash balances of the Foreign Borrower held by Clydesdale as credit support for the payment guarantee provided by Clydesdale with respect to Indebtedness of the Foreign Borrower permitted pursuant to Section 8.03(k) in an amount not to exceed British Pounds Sterling 7,500,000 and any customary banker’s liens in favor of Clydesdale in respect thereof;

(n) cash collateral and minimum cash balance requirements in an aggregate amount not to exceed €1,250,000 in respect of current, deposit, checking and other operating accounts of the Credit Parties with local banks (in their respective jurisdictions of organization or operation) and any customary banker’s liens in respect of any such accounts;

(o) cash collateral in respect of the letters of credit identified on Schedule 8.01(o) in an aggregate amount not to exceed $2,700,000;

(p) statutory liens under applicable Law;

(q) other Liens on specific items of Property (excluding blanket liens on any class of Property) securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding.

     8.02     Investments.

     Make any Investments, except:

(a) Investments held by BioReliance or such Subsidiary in the form of cash and Cash Equivalents;

(b) Investments (including intercompany Investments) existing as of the Initial Funding Date and set forth in Schedule 8.02;

(c) Investments by any Domestic Credit Party in any other Domestic Credit Party;

(d) Investments by any Domestic Credit Party in any Foreign Credit Party in an aggregate amount not to exceed at any time outstanding the sum of $5,000,000 less the aggregate amount of Dispositions permitted pursuant to Section 8.05(g);

(e) Investments by any Foreign Credit Party in any other Credit Party;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Support Obligations permitted by Section 8.03;

(h) Investments in connection with the Transaction;

(i) at any time after September 30, 2004, Investments that constitute Permitted Acquisitions;

(j) Investments made in or to the Foreign Borrower for the purpose of enabling the Foreign Borrower to make payments of principal and interest owing on Foreign Term Loan to the extent, but only to the extent, that such amounts are not otherwise available to the Foreign Borrower and a payment default would otherwise result; and

(k) other Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     8.03     Indebtedness.

     Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness of the Consolidated Group existing as of the Initial Funding Date and set forth on Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) of BioReliance or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by any member of the Consolidated Group to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) Indebtedness for trade payables, wages, bonuses and other accrued expenses incurred in the ordinary course of business;

(g) Indebtedness constituting advances from customers in the ordinary course of business;

(h) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not otherwise required hereunder;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence thereof;

(j) Support Obligations with respect to Indebtedness permitted under clauses (a) through (i) of this Section 8.03;

(k) Indebtedness of the Foreign Borrower owing to vendors under the Purchase Agreement incurred in respect of a portion of the purchase price of Q-One and Satron in connection with the Transaction, which Indebtedness shall be (i) represented by loan notes of the Foreign Borrower in favor of the relevant vendors and (ii) in an aggregate principal amount not to exceed British Pounds Sterling 7,500,000, and Support Obligations issued to Clydesdale in relation to its payment guarantee in connection with such loan notes; and

(l) other Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

     8.04     Fundamental Changes.

     Merge, dissolve, liquidate, consolidate with or into another Person, or effect the Disposition of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, other than:

(a) BioReliance may merge or consolidate with any of its Subsidiaries (other than the Foreign Borrower) provided that BioReliance shall be the continuing or surviving corporation;

(b) the Foreign Borrower may merge or consolidate with any Foreign Subsidiary provided that the Foreign Borrower shall be the continuing or surviving corporation;

(c) any Domestic Credit Party (other than BioReliance) may (i) merge or consolidate with or into any other Domestic Credit Party or (ii) dispose of all or substantially all of its assets to any other Domestic Credit Party;

(d) any Foreign Credit Party (other than the Foreign Borrower) may (i) merge or consolidate with or into any other Foreign Credit Party or (ii) dispose of all or substantially all of its assets to any other Foreign Credit Party;

(e) any Domestic Credit Party (other than BioReliance) may wind up or dissolve itself so long as it transfers all of its assets to another Domestic Credit Party prior to or as part of such dissolution or wind up;

(f) any Foreign Credit Party (other than the Foreign Borrower) may wind up or dissolve itself so long as it transfers all of its assets to another Credit Party prior to or as part of such dissolution or wind up;

(g) any Credit Party may merge with any Person that is not a Credit Party in connection with a Permitted Acquisition, provided that such Credit Party shall be the continuing or surviving entity; and

(h) transactions described on Schedule 8.04.

     8.05     Dispositions.

     Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) with respect to Dispositions of equipment, such equipment is no longer used or useful in the conduct of the business of the Consolidated Group;

(d) Dispositions of property by any Domestic Credit Party to any other Domestic Credit Party;

(e) Dispositions of property by any Foreign Credit Party to any other Credit Party;

(f) Dispositions in connection with any transaction permitted under Section 8.04;

(g) Dispositions of property by the Domestic Credit Parties to any Foreign Credit Party in an aggregate amount not to exceed the sum of $5,000,000 less the aggregate amount of Investments permitted pursuant to Section 8.05(g) outstanding at such time; and

(h) Dispositions by the Consolidated Group not otherwise permitted under this Section 8.05, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $2,000,000;

provided, however, that (A) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of such Disposition (except as otherwise provided with respect to Section 8.05(c)(ii)), (B) any such Disposition shall be for fair market value, (C) such Disposition shall not involve the sale or other disposition of a minority equity interest in any Subsidiary (other than a transfer of qualifying director shares) and (D) such Disposition shall not involve any Disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05.

     8.06     Restricted Payments.

     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to any Credit Party;

(b) BioReliance may declare and make Restricted Payments payable solely in Capital Stock of such Person;

(c) BioReliance and each Subsidiary may issue Capital Stock in exchange solely for other Capital Stock issued by BioReliance or such Subsidiary, as applicable; and

(d) in the event that the Foreign Borrower is unable to purchase all of the “E” ordinary shares (the “Residual Shares”) in Q-One as part of the Transaction, then Q-One may (i) purchase the Residual Shares pursuant to mandatory minority purchase rights arising under Scottish law or by a tender or other offer to the holders of the Residual Shares or (ii) declare and make Restricted Payments to the holders of the Residual Shares on a pro rata basis based on their relative ownership interests to ownership interests of the Foreign Borrower (or such other Credit Party that may own the balance of the share capital in Q-One from time to time); provided that such Residual Shares shall comprise no more than 3% of the voting share capital in Q-One.

     8.07     Change in Nature of Business.

     Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the Closing Date or, following the consummation of the

Transaction, on the Initial Funding Date, or in each case any business substantially related or incidental thereto.

     8.08     Transactions with Affiliates and Insiders.

     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital and capital for general corporate purposes to any Credit Party, (b) transfers of cash and assets to any Credit Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions that are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

     8.09     Prepayment of Other Funded Debt.

     Make any voluntary prepayment, redemption, defeasance or acquisition for value of (including, by way of deposit of money or securities with a trustee with respect thereto before due for the purpose of paying when due), amend scheduled amortization payments owing to accelerate payment or otherwise shorten the average life to maturity of or refund, refinance or exchange any Funded Debt for Funded Debt with a shorter average life to maturity (other than Funded Debt pursuant to the Credit Documents and Funded Debt required to be prepaid pursuant to the terms hereof).

     8.10     No Further Negative Pledges.

     Enter into any Contractual Obligation (other than this Credit Agreement and the other Credit Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to BioReliance or any other Credit Party or to otherwise transfer property to BioReliance or any other Credit Party, (ii) of any Subsidiary to guarantee the Indebtedness of BioReliance or any other Credit Party or (iii) of BioReliance or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of (A) any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) any bank (including, without limitation, Clydesdale) that holds the benefit of a Lien described in Section 8.01(m) or (n) solely to the extent any such negative pledge relates to the property subject to such Lien; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

     8.11     Margin Stock.

     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     8.12     Financial Covenants.

     (a)       Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) 85% of Consolidated Net Worth of the Consolidated Group as of the Initial Funding Date (after giving pro forma effect to the Transaction), plus (ii) as of the end of each fiscal quarter of BioReliance, commencing with the fiscal quarter ending December 31, 2003, an amount equal to 75% of Consolidated Net Income (but not less than zero) for such fiscal quarter, such increases to be cumulative, plus an amount equal to 100% of the Net Cash Proceeds from all Equity Transactions occurring after the Closing Date.

     (b)       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of BioReliance set forth below to be greater than 2.50:1.0.

     (c)       Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of BioReliance to be less than 1.25:1.0.

     8.13     Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

     (a)       Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

     (b)       Change its fiscal year (other than any change by a Subsidiary to match its fiscal year with that of BioReliance) without (i) providing thirty days prior written notice to the Administrative Agent and (ii) reaching agreement with the Administrative Agent and the Required Lenders concerning any adjustments to the financial covenants or calculation thereof determined to be reasonably necessary by the Administrative Agent in connection with such change.

     (c)       Without providing thirty days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

     8.14     Ownership of Subsidiaries.

     Notwithstanding any other provisions of this Credit Agreement to the contrary, (i) permit any Person (other than BioReliance or any Wholly Owned Subsidiary of BioReliance) to own any Capital Stock of any Subsidiary of BioReliance, except (a) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Capital Stock of Foreign Subsidiaries and to employees of the Consolidated Group in connection with employee stock option plans and agreements permitted hereunder, (b) permit any Subsidiary of BioReliance to issue or have outstanding any shares of preferred Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of BioReliance, except for Permitted Liens or options to employees of the Consolidated Group in connection with employee stock option plans or agreements permitted hereunder.

     8.15     Sale and Leaseback Transactions.

     Enter into any Sale and Leaseback Transaction.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

     9.01     Events of Default.

     Any of the following shall constitute an Event of Default:

(a) Non-Payment. BioReliance or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. BioReliance or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a), 7.03, 7.05, 7.10, 7.11, 7.12, 7.16 or 7.18 or Article VIII; or

(c) Other Defaults. BioReliance or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of BioReliance or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 (provided, however, that if in any such case the aggregate principal amount then owing is less than $1,000,000, but the aggregate principal amount then owing when taken together with undrawn commitments or available amounts relating thereto is greater than $1,000,000, then any such failure to make payment when due shall remain unremedied and uncured for a period of thirty days), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amount and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded (provided, however, that if in any such case the aggregate principal amount of any such Indebtedness or Support Obligations then owing is less than $1,000,000, but the aggregate principal amount then owing when taken together with undrawn commitments or available amounts relating thereto is greater than $1,000,000, then any such failure to observe or perform such other agreements or conditions shall remain unremedied and uncured for a period of thirty days); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which BioReliance or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which BioReliance or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by BioReliance or such Subsidiary as a result thereof is greater than $1,000,000; or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(j) Invalidity of Credit Documents. Any Credit Document (other than a Request for Credit Extension or a Compliance Certificate), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document (other than a Request for

Credit Extension or a Compliance Certificate); or any Credit Party denies that it has any or further liability or obligation under any Credit Document (other than a Request for Credit Extension or a Compliance Certificate), or purports to revoke, terminate or rescind any Credit Document (other than a Request for Credit Extension or a Compliance Certificate); or

(k) Change of Control. There occurs any Change of Control.

     9.02     Remedies Upon Event of Default.

     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by BioReliance;

(c) require that BioReliance Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to an event under Section 9.01(f) or (g)(ii), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of BioReliance to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

     9.03     Application of Funds.

     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02):

(a) any amounts received on account of the Obligations (other than the Foreign Obligations) shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and/or the Security Trustee, in each case its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders

(including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder and (c) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to BioReliance or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and

(b) any amounts received on account of the Foreign Obligations shall be applied in the following order:

First, to payment of that portion of the Foreign Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and/or the Security Trustee, in each case in its capacity as such;

Second, to payment of that portion of the Foreign Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Foreign Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Foreign Obligations constituting unpaid principal of the Loans, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Foreign Obligations have been indefeasibly paid in full, to the Foreign Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT, SECURITY TRUSTEE AND L/C ISSUER

     10.01     Appointment and Authorization.

     (a)        Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b)       Each Lender hereby irrevocably appoints, designates and authorizes the Security Trustee to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Security Trustee shall not have any duties or responsibilities, except those expressly set forth herein. The Security Trustee shall act on behalf of the Finance Parties with respect to any Collateral Documents entered and delivered by any Foreign Credit Party (and any Collateral identified therein), and the Security Trustee shall have all of the benefits, indemnities and immunities (i) provided to the Administrative Agent in this Credit Agreement with respect to any acts taken or omissions suffered by the Security Trustee as fully as if the term “Administrative Agent” as used herein included the Security Trustee with respect to such acts or omissions and (ii) as additionally provided herein with respect to the Security Trustee.

     (c)       The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

     10.02     Delegation of Duties.

     The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     10.03     Liability.

     No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

     10.04     Reliance.

     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     10.05     Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Credit Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

     10.06     Credit Decision; Disclosure of Information.

     Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

     10.07     Indemnification.

     Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

     10.08     Individual Capacity.

     Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective

Affiliates as though Bank of America were not the Administrative Agent, the Security Trustee or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Security Trustee or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

     10.09     Successors.

     The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Security Trustee and L/C Issuer. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent and a successor security trustee for the Lenders (with the consent of such appointee), which successor(s) shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent and a successor security trustee from among the Lenders (with the consent of such appointee). Upon the acceptance of appointment as successor administrative agent hereunder, the Person acting as successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. Upon the acceptance of appointment as successor security trustee hereunder, the Person acting as successor security trustee shall succeed to all the rights, powers and duties of the retiring Security Trustee and the term “Security Trustee” shall mean such successor security trustee, and the retiring Security Trustee’s appointment, powers and duties in such capacity shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Security Trustee, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Security Trustee under this Credit Agreement. In addition, the resigning L/C Issuer shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). If no successor(s) have accepted appointment as Administrative Agent and Security Trustee by the date thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Security Trustee hereunder until such time, if any, as the Required Lenders appoint successor(s) as provided above.

     10.10     Administrative Agent May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel (including Attorney Costs) and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel (including Attorney Costs), and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     10.11     Collateral and Guaranty Matters.

     The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to do any of the following or to authorize the Security Trustee to do any of the following, as applicable:

(a) to release any Lien on any Property granted to or held by the Administrative Agent or the Security Trustee under any Credit Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition or Investment in any Person other than a Credit Party permitted hereunder or under any other Credit Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any Property granted to or held by the Administrative Agent or the Security Trustee under any Credit Document to the holder of any Lien on such Property that is permitted by Section 8.01(j); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent or, as applicable, the Security Trustee, to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.11.

     10.12     Security Trust Provisions.

     Each Credit Party, each Lender, the L/C Issuer and each Agent-Related Person acknowledges and agrees to the provisions set forth in Schedule 10.12 with respect to any Collateral Document executed and delivered by any Foreign Credit Party that transfers, mortgages, charges, assigns and/or vests, with respect to any Collateral identified therein, assets and rights in or to the Security Trustee.

     10.13     Other Agents; Arrangers and Managers.

     None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

     11.01     Amendments, Etc.

     No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document, shall be effective unless consented to in writing by the Borrowers and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) unless also consented to in writing by each Lender directly affected thereby:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(iv) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(vi) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or

(vii) release either Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Credit Documents without the written consent of each Lender directly affected thereby;

(b) unless also consented to in writing by Lenders holding in the aggregate more than 50% of the Revolving Commitments (or if the Revolving Commitments have been terminated or have expired, Lenders having more than 50% of the Outstanding Amount of Revolving Loans, L/C Obligations and participations therein), (i) waive any Default or Event of Default for purposes of Section 5.03, (ii) amend the manner of application of a mandatory prepayment to Revolving Loans and L/C Obligations under Section 2.04(c), (iii) amend or waive the provisions of Section 5.03, Section 7.12, Section 7.13, Article VIII, Article IX or this Section 11.01(b);

(c) unless also consented to in writing by Lenders holding in the aggregate more than 50% of the Outstanding Amount of the Domestic Term Loan, (i) amend the manner of application of any voluntary prepayment or mandatory prepayment to the Domestic Term Loan under Section 2.04(a) or (c), or (ii) amend or waive the provisions of this Section 11.01(c);

(d) unless also consented to in writing by Lenders holding in the aggregate more than 50% of the Outstanding Amount of the Foreign Term Loan, (i) amend the manner of application of any voluntary prepayment or mandatory prepayment to the Foreign Term Loan under Section 2.04(a) or (c), or (ii) amend or waive the provisions of this Section 11.01(d);

and, provided further, that (i) no amendment, waiver or consent shall, unless also consented to in writing by the L/C Issuer, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless also consented to in writing by the Security Trustee, affect the rights or duties of the Security Trustee under this Credit Agreement or any other Credit Document; (iii) no amendment, waiver or consent shall, unless also consented to in writing by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

     11.02     Notices and Other Communications; Facsimile Copies.

     (a)       General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the Security Trustee or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, Security Trustee and the L/C Issuer.

     All such notices and other communications shall be deemed to be given, made or received upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

     (b)       Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c)       Limited Use of Electronic Mail. With respect to the Credit Documents, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

     (d)       Reliance. The Administrative Agent, the Security Trustee, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers; provided that such indemnity shall not be available to the extent such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of such Agent-Related Person or Lender. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     11.03     No Waiver; Cumulative Remedies.

     No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

     11.04     Attorney Costs, Expenses and Taxes.

     BioReliance agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Credit Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

     11.05     Indemnification by the Borrowers.

     Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates,

directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Sections 3.01 and 11.15 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other Person) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Credit Party, or any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Credit Party, or (d) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of its interests and obligations by any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     11.06     Payments Set Aside.

     To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     11.07     Successors and Assigns.

     (a)       The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

     (b)       Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (h) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each assignment of a Lender’s interests, rights and obligations hereunder shall be made as an assignment of a proportionate part of all of such assigning Lender’s interests, rights and obligations; (iii) any assignment must be approved by the Administrative Agent and any assignment of a Revolving Commitment must be approved by the L/C Issuer, in each case unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c)       The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the

Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d)       Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall, subject to clause (e) below, be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

     (e)       A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. With respect to the Revolving Commitment or the Domestic Term Loan, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless BioReliance is notified of the participation sold to such Participant and such Participant agrees, for the benefit of BioReliance, to comply with and be bound by Section 11.15 as though it were a Lender. With respect to the Foreign Term Loan, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Foreign Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Foreign Borrower, to comply with and be bound by Section 11.15 as though it were a Lender.

     (f)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g)       Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit

Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

     (h)       As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved in writing by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     (i)       Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders (with the consent of such appointee) a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)).

     11.08     Confidentiality.

     Each of the Administrative Agent, the Security Trustee and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of BioReliance or any other Credit Party; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Security Trustee or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent, the Security Trustee and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Security Trustee and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. For the purposes of this Section, “Confidential Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Security Trustee or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include any information with respect to the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, the Security Trustee or any Lender relating to such tax treatment and tax structure, and the Administrative Agent, the Security Trustee and each Lender may disclose to any and all Persons, without limitation of any kind (other than limitations provided by applicable Law), any such information; provided that with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the transaction as well as Confidential Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and the transactions contemplated hereby.

     11.09     Set-off.

     In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.10     Interest Rate Limitation.

     Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     11.11     Counterparts.

     This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.12     Integration.

     This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     11.13     Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     11.14     Severability.

     If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.15     Tax Forms.

     (a)       (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to each of the Borrowers and the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal

Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to each of the Borrowers and the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement and (B) promptly notify each of the Borrowers and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code and the treasury regulations promulgated thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrowers shall not be required to pay or indemnify any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay or indemnify additional amounts under Section 3.01 or this Section 11.15(a).

     (b)       Each Foreign Lender shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that a Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

     (c)       Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

     (d)       If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

     (e)       The Foreign Borrower shall not be required to make any increased payment to a Lender under Section 3.01(a), or to indemnify any Lender under Section 3.01(d), with respect to Taxes imposed by the United Kingdom (“U.K. Taxes”;) on any payment made under a Credit Document if, on the date such payment is due:

(i) such payment could have been made to such Lender without imposition of U.K. Taxes if such Lender were a U.K. Qualifying Lender, but on the date of such payment, such Lender is not, or has ceased to be, a U.K. Qualifying Lender (other than as a result of any change after the date it became a Lender under this Credit Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority);

(ii) such payment would have been made to such Lender without imposition of U.K. Taxes but for a direction under section 349C of the United Kingdom Taxes Act 1988 (as such provision had effect on the date on which such Lender became a party to this Credit Agreement) relating to such payment and the Foreign Borrower has previously notified such Lender of the precise terms thereof; or

(iii) such Lender is a U.K. Treaty Lender and the Foreign Borrower is able to demonstrate that such payment could have been made to such Lender without imposition of U.K. Taxes had such Lender complied with its obligations under subsection (f) below.

     (f)       A U.K. Treaty Lender shall, upon the written request of the Foreign Borrower, complete any procedural formalities necessary for the Foreign Borrower to obtain authorization to make payments under a Credit Document to any U.K. Treaty Lender without imposition of U.K. Taxes.

     11.16     Source of Funds.

     Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c) to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d) such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to BioReliance.

As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings provided in Section 3 of ERISA.

     11.17     Governing Law.

     (a)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b)       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN CHARLOTTE, NORTH CAROLINA OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     11.18     Waiver of Right to Trial by Jury.

     EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     11.19     Judgment Currency.

     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”;) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”;), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent and/or the Lenders from the Credit Parties in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Lenders or such other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent and/or the Lenders in such currency, the Administrative Agent and the Lenders agree to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

     11.20     Parallel Debt.

     Subject to the provisions of Article IV:

(a) Each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Security Trustee amounts equal to any amounts owing by such Credit Party to any Finance Party under any Credit Document as and when those amounts become due.

(b) Each Credit Party and the Security Trustee acknowledge that the obligations of each Credit Party under Section 11.20(a) are several and are separate and independent from, and shall not in any way affect, the corresponding obligations of such Credit Party to any Finance Party under any Credit Document (such Credit Party’s “Corresponding Debt”) provided that:

(i) the amounts for which such Credit Party is liable under Section 11.20(a) (such Credit Party’s “Parallel Debt”) shall be decreased to the extent that such Credit Party’s Corresponding Debt has been irrevocably paid or (in the case of any guaranty obligations) discharged;

(ii) the Corresponding Debt of such Credit Party shall be decreased to the extent that such Credit Party’s Parallel Debt has been irrevocably paid or (in the case of guaranty obligations) discharged; and

(iii) the Parallel Debt of any Credit Party shall not exceed the Corresponding Debt of such Credit Party.

(c) For purposes of this Section 11.20, the Security Trustee acts in its own name and not as a trustee, and any claim made by the Security Trustee in respect of the Parallel Debt shall not be held in trust. The security interests granted under the Collateral Documents to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as creditor in respect of the Parallel Debt and shall not be held in trust.

(d) All monies received or recovered by the Security Trustee pursuant to this Section 11.20, and all amounts received or recovered by the Security Trustee from or by the enforcement of any security interests granted to secure the Parallel Debt, shall be applied in accordance with Section 9.03.

(e) Without limiting or affecting the Security Trustee’s rights against the Credit Parties (whether under this Section 11.20 or under any other provision of the Credit Documents), each Credit Party acknowledges that:

(i) nothing in this Section 11.20 shall impose any obligation on the Security Trustee to advance any sum to any Credit Party or otherwise under any Credit Document in its capacity as Security Trustee; and

(ii) for the purpose of any vote taken under any Credit Document, the Security Trustee shall not be have any participation or commitment in its capacity as Security Trustee.

     11.21     Nature of Obligations of the Borrowers.

     (a)       The obligations of BioReliance hereunder shall be joint and several in nature for all Obligations owing hereunder or under the other Credit Documents (whether borrowed by BioReliance or by the Foreign Borrower), provided that (i) the obligations of BioReliance as a joint and several obligor hereunder in respect of the Foreign Obligations shall not in any event exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law, (ii) BioReliance shall not exercise any right of subrogation, indemnity, reimbursement or contribution against any Credit Party until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated, and (iii) BioReliance expressly waives any requirement that the Administrative Agent, the Security Trustee or any Lender, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Obligations.

     (b)       The obligations of the Foreign Borrower hereunder shall be several (and not joint) in nature and shall be limited to the Foreign Obligations, provided that the Foreign Borrower expressly waives any requirement that the Administrative Agent, the Security Trustee or any Lender, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Foreign Obligations.

[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:	BIORELIANCE CORPORATION, a Delaware corporation, as a Borrower and, with respect to the Foreign Obligations, as a Guarantor

By: ____________________________
Name:
Title:

Before this witness:	BIORELIANCE (GLASGOW) LTD., a Scottish private limited company, as a Borrower

By: ____________________	By: ____________________________
Name:	Name:
Title:	Title:
Address:

DOMESTIC GUARANTORS:	BIORELIANCE VIRAL MANUFACTURING, INC., a Delaware corporation

By: ____________________________
Name:
Title:

BIORELIANCE MANUFACTURING, LLC, a Delaware limited liability company

By: ____________________________
Name:
Title:

BIORELIANCE TESTING AND DEVELOPMENT, LLC, a Delaware limited liability company

By: ____________________________
Name:
Title:

BIORELIANCE ACQUISITIONS, INC., a Delaware corporation

By: ____________________________
Name:
Title:

FOREIGN GUARANTORS:	BIORELIANCE HOLDING GMBH, a German limited liability company

By: ____________________________
Name:
Title:

BIORELIANCE MANUFACTURING GMBH, a German limited liability company

By: ____________________________
Name:
Title:

BIORELIANCE GMBH, a German limited liability company

By: ____________________________
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and as Security Trustee

By: ____________________________
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By: ____________________________
Name:
Title:

Schedule 2.01

COMMITMENTS AND PRO RATA SHARES

		Pro Rata Share of	Domestic Term Loan
Lender	Revolving Commitment	Revolving Commitment	Commitment

Bank of America, N.A.	$15,000,000.00	100%	$35,000,000.00
Total:	$15,000,000.00	100%	$35,000,000.00

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Pro Rata Share of		Pro Rata Share of
	Domestic Term Loan	Foreign Term Loan	Foreign Term Loan
Lender	Commitment	Commitment	Commitment

Bank of America, N.A.	100%	$10,000,000.00	100%
Total:	100%	$10,000,000.00	100%

Schedule 2.07

MANDATORY COST RATE

     1.     The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank (the “Mandatory Cost”).

     2.     For the purposes of this Schedule:

     “Additional Cost Rate” has the meaning provided in paragraph 3 below;

     “Eligible Liabilities” has the meaning provided from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

     “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     “Mandatory Cost” has the meaning provided in paragraph 1 above;

     “Special Deposits” has the meaning provided from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

     “Tariff Base” has the meaning provided in, and will be calculated in accordance with, the Fees Rules.

     3.     On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

     4.     The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

     5.     The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to a Loan denominated in British Pounds Sterling:

percent per annum

in relation to a Loan denominated in any currency other than British Pounds Sterling:

percent per annum

where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Margin, the Mandatory Cost the Default Rate) payable for the relevant Interest Period on the Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest-bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Mandatory Cost Reference Lender to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per British Pounds Sterling 1,000,000.

     6.     In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

     7.     If requested by the Administrative Agent, the Mandatory Cost Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by the Mandatory Cost Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Mandatory Cost Reference Lender as being the average of the Fee Tariffs applicable to the Mandatory Cost Reference Lender for that financial year) and expressed in pounds per British Pounds Sterling 1,000,000 of the Tariff Base of the Mandatory Cost Reference Lender.

     8.     Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Lending Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

     9.     The percentages of each Lender for the purpose of A and C above and the rates of charge of the Mandatory Cost Reference Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

     10.     The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate that over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Mandatory Cost Reference Lender pursuant to paragraphs 4, 7 and 8 above is true and correct in all respects.

     11.     The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Mandatory Cost Reference Lender pursuant to paragraphs 4, 7 and 8 above.

     12.     Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

     13.     The Administrative Agent may from time to time, after consultation with the Foreign Borrower and the Lenders, determine and notify to all parties to the Credit Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

Schedule 10.12

SECURITY TRUST PROVISIONS

     1.     The Security Trustee shall, and the Administrative Agent, the L/C Issuer and each of the Lenders agree that it shall, hold any Collateral in which it has been granted a security interest by a Credit Party pursuant to the Credit Documents (the “Security Trust Property”) in trust for the benefit of the Administrative Agent, the L/C Issuer, each of the Lenders and each Affiliate of a Lender that enters into a Swap Contract with a Credit Party (collectively, the “Trust Secured Parties”) on the terms and subject to the conditions set out in this Schedule 10.12, in the Credit Agreement and in the other Credit Documents.

     Such trust shall not be established with regard to any Collateral Document that is expressed to be or is construed to be governed by German law or any Security Trust Property arising under any such Collateral document. This shall not limit Section 11.20(d) of the Credit Agreement, and the provisions of this Schedule 10.12 with respect to any Collateral Document that is expressed to be or is construed to be governed by German law or any Security Trust Property arising under any such Collateral Document to the extent they do not require the existence of a trust.

     2.     Indemnity out of Trust Property: The Security Trustee and any receiver, receiver and manager, administrative receiver, delegate, attorney, agent or other similar person appointed under any Collateral Document by the Security Trustee may indemnify itself out of the Security Trust Property against all liabilities, charges, claims, costs, expenses or losses incurred or sustained by such Person in relation to any Credit Document or in the exercise of any right or trust vested in any of them or in respect of any other matter or thing done or omitted to be done in any way relating to any Credit Document, except to the extent resulting from such Person’s own gross negligence or willful misconduct.

     3.     Retention of documents: The Security Trustee may take any steps it reasonably sees fit as to the holding of any title deeds and other documents relating to any of the assets subject to the Liens created by the Collateral Documents, including allowing the applicable Credit Party to retain them.

     4.     Investments: All moneys that under the trust created in this Credit Agreement are received or held by the Security Trustee may be invested in the name of or under the control of the Security Trustee in any investment then authorized by the laws of Scotland or New York for the investment by trustees of trust moneys, in any other investment selected by the Security Trustee or by placing the same on deposit in the name of or under the control of the Security Trustee at such bank or institution (including any Secured Party) as the Security Trustee thinks fit.

     5.     Distributions Deemed to be Made Gross: As between the Secured Parties, a Secured Party shall be deemed to have received from the Security Trustee any amount that the Security Trustee is at any time required by law to deduct or withhold on account of Taxes from any distribution made by the Security Trustee to such Person under any Credit Document. However, this shall not affect any right that such Person has against any Credit Party or any other Person (whether under a grossing-up provision or otherwise) but, as between the Secured Parties, any such indebtedness shall rank after all other Obligations of such Credit Party.

     6.     Basis of Distribution: For the purpose of any distribution by the Security Trustee, the Security Trustee may fix a date as at which the amount of the Obligations is to be calculated and may call for, and rely on, a certificate giving details of any sums due or owing to any Secured Party at the date fixed by the Security Trustee for that purpose and as to such other matters as the Security Trustee thinks fit to enable it to make that distribution.

     7.     Trustee Act: The Security Trustee shall have all the rights, privileges and immunities that gratuitous trustees have or may have under the laws of New York, even though it is entitled to remuneration.

     8.     No Duty to Collect Payments: The Security Trustee shall not have any duty to ensure that any payment or other financial benefit in respect of any of the assets subject to (or purportedly subject to) any Lien created by the Collateral Documents is duly and punctually paid, received or collected or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of such assets.

     9.     Perpetuity Period: This trust shall terminate no later than the date that is 80 years from the date of this Credit Agreement.

     10.     Appropriation: Each of the Credit Parties and the Secured Parties irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Trustee in or towards payment of any particular part of the Obligations and agrees that the Security Trustee shall have the exclusive right to do so pursuant to the terms of this Credit Agreement. The Security Trustee’s right shall override any application made or purported to be made by any other Person.

     11.     Timing of Distributions: Distributions by the Security Trustee shall be made at such times as the Security Trustee in its absolute discretion determines to be as soon as reasonably practical, having regard to all relevant circumstances and pursuant to the terms of the Credit Documents.

     12.     Unwinding: Any distribution that later transpires to have been, or is agreed by the Security Trustee to have been, invalid, or that has to be refunded, shall be refunded to the Security Trustee (in the case of a distribution) and shall be deemed never to have been made.

     13.     Liability of Security Trustee: The Security Trustee shall not in any circumstances (either by reason of taking possession of the assets from time to time subject, or expressed to be subject, to any Lien created by the Collateral Documents or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever) be liable to account to any Secured Party or any other Person for anything except for sums actually received by the Security Trustee that have not been distributed or paid to the Secured Parties or the Persons entitled to (or at the time of payment honestly and reasonably believed by the Security Trustee to be entitled to) such sums.

     14.     Certificates: The Security Trustee may call for a certificate of any Credit Party or any Secured Party signed on that Person’s behalf as to any matter or fact within the Knowledge of such Person that the Security Trustee requests for the performance of its functions under this Credit Agreement or any Collateral Document and may rely on any such certificate as to any fact or matters stated in such certificate.

     15.     Good Discharge to Security Trustee: An acknowledgement of receipt signed by the relevant Person to whom payments are to be applied under this paragraph shall be a good discharge of the Security Trustee and any payment by the Security Trustee to the Administrative Agent shall, pro tanto, discharge the Security Trustee’s liability to pay the same to the Secured Parties, and the Security Trustee shall not be obliged to see further to the application of such payments.

Exhibit A

FORM OF LOAN NOTICE

Date:______, 200______

To: Bank of America, N.A., as Administrative Agent

     Re:  Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 12, 2003 among BioReliance Corporation, a Delaware corporation (“BioReliance”), BioReliance (Glasgow) Ltd., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

A Borrowing	A Continuation	A Conversion

of (select one):

Revolving Loans	Domestic Term Loan	Foreign Term Loan

1.     On: ______, 200______(which is a Business Day).

2.     In the amount of: ______.

3.     Applicable Currency: ______.

4.     Comprised of: ______(Type of Loan).

5.     For Eurocurrency Loans: with an Interest Period of ______months.

With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Borrower hereby represents and warrants that (i) in the case of a Borrowing of Revolving Loans, such request complies with the requirements of Section 2.01(a) of the Credit Agreement and (ii) in the case of a Borrowing or any conversion or continuation, each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation.

[BIORELIANCE CORPORATION] [BIORELIANCE (GLASGOW) LTD.]

By:

Name:
Title:

Exhibit B-1

FORM OF REVOLVING NOTE

September 22, 2003

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ______or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 12, 2003 among BioReliance Corporation, a Delaware corporation (“BioReliance”), BioReliance (Glasgow) Ltd., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BIORELIANCE CORPORATION, a Delaware corporation

By:

Name:
Title:

Exhibit B-2

FORM OF [DOMESTIC][FOREIGN] TERM NOTE

September 22, 2003

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ______or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each [Domestic] [Foreign] Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 12, 2003 among BioReliance Corporation, a Delaware corporation (“BioReliance”), BioReliance (Glasgow) Ltd., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each [Domestic][Foreign] Term Loan from the date of such [Domestic][Foreign] Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. [Domestic][Foreign] Term Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its [Domestic][Foreign] Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BIORELIANCE CORPORATION] [BIORELIANCE (GLASGOW) LTD.]

By:

Name:
Title:

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ______, 200______

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 12, 2003 among BioReliance Corporation, a Delaware corporation (“BioReliance”), BioReliance (Glasgow) Ltd., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the ______of BioReliance, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of BioReliance, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of BioReliance ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of BioReliance ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of each member of the Consolidated Group during the accounting period covered by the attached financial statements.

3.     A review of the activities of each member of the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each of the Credit Parties has performed and observed each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.     The representations and warranties of the Credit Parties contained in the Credit Agreement, any other Credit Document or any other certificate or document furnished at any time under or in connection with the Credit Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.     The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate on and as of the date of this Certificate.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______, 200______.

BIORELIANCE CORPORATION, a Delaware corporation

By:

Name:
Title:

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”); provided, however, the Assignor shall remain entitled to the indemnities set forth in Section  11.05  of the Credit Agreement pursuant to the terms thereof. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an

Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	BioReliance Corporation, a Delaware corporation, and BioReliance (Glasgow) Ltd., a Scottish private limited company

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	The Credit Agreement dated as of August 12, 2003 by and among the Borrowers, the Guarantors, the Lenders party thereto and the Administrative Agent

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned[1]	for all Lenders	Assigned[2]	Commitment Loans[3]

7.	Trade Date:	______[4]

8.	Effective Date:	______[5]

     1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Domestic Term Loan” or “Foreign Term Loan”)

     2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

     3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

     4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     5 To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and] [6] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

[Consented to:][7] BIORELIANCE CORPORATION

By:

Name:
Title:

[Consented to:][8] BANK OF AMERICA, N.A., as L/C Issuer

By:

Name:
Title:

[6] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7] To be added only if the consent of the BioReliance is required by the terms of the Credit Agreement.

[8] To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.     Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers or the Guarantors, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E

FORM OF DOMESTIC JOINDER AGREEMENT

     THIS JOINDER AGREEMENT (this “Joinder Agreement”) dated as of ______, 200______is by and between ______, a ______(the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of August 12, 2003 among BioReliance Corporation, a Delaware corporation (“BioReliance”), BioReliance (Glasgow) Ltd., a Scottish private limited company (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), (the “Foreign Borrower”; together with BioReliance, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

     The Credit Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Domestic Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

     1.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Domestic Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Domestic Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Domestic Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Domestic Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

     2.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Domestic Security Agreement and a “Grantor” for all purposes of the Domestic Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Domestic Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Domestic Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Domestic Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Domestic Security Agreement).

     3.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the New Subsidiary will be deemed to be a party to the Domestic Pledge Agreement and a “Pledgor” for all purposes of the Domestic Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Domestic Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Domestic Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the

Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Capital Stock identified on Schedule 7 hereto and all other Pledged Collateral (as defined in the Domestic Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Domestic Pledge Agreement).

     4.     The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) The New Subsidiary’s chief executive office is located at the location set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure or used any tradename in the five years preceding the date hereof.

(d) Schedule 3 hereto includes all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses owned by the New Subsidiary in its own name, or to which the New Subsidiary is a party, as of the date hereof. None of the Copyrights, Patents and Trademarks of the New Subsidiary set forth in Schedule 4 hereto is the subject of any licensing or franchise agreement, except as set forth on Schedule 4 hereto.

(e) Schedule 4 hereto includes all Commercial Tort Claims before any Governmental Authority by or in favor of the New Subsidiary.

(f) Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(g) Schedule 6 hereto lists all locations in the United States of tangible personal property that is owned or leased by the New Subsidiary as of the date hereof.

(h) Schedule 7 hereto includes all Subsidiaries of the New Subsidiary, including number of shares of outstanding Capital Stock, the certificate number(s) of the certificates evidencing such Capital Stock and the percentage of such Capital Stock owned by the New Subsidiary.

     5.     The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Credit Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

     6.     The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Section 4 of the Credit Agreement upon the execution of this Joinder Agreement by the New Subsidiary.

     7.     This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

     8.     THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title: